UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Citigroup Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Citigroup Inc.

399 Park Avenue

New York, NY 10043

March 11, 2003

Dear Stockholder:

We cordially invite you to attend Citigroup’s annual stockholders’ meeting. The meeting will be held on Tuesday, April 15, 2003, at 9AM at Carnegie Hall, 154 West 57th Street in New York City. The entrance to Carnegie Hall is on West 57th Street just east of Seventh Avenue.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support of Citigroup.

Sincerely,

Sanford I. Weill

Chairman of the Board

and Chief Executive Officer

This proxy statement and the accompanying proxy card are being mailed to

Citigroup stockholders beginning about March 11, 2003.

Citigroup Inc.

399 Park Avenue

New York, NY 10043

Notice of Annual Meeting of Stockholders

Dear Stockholder:

Citigroup’s annual stockholders’ meeting will be held on Tuesday, April 15, 2003, at 9AM at Carnegie Hall, 154 West 57th Street in New York City. The entrance to Carnegie Hall is on West 57th Street just east of Seventh Avenue. You will need an admission ticket or proof of ownership of Citigroup stock to enter the meeting.

At the meeting, stockholders will be asked to

➢	elect directors,

➢	ratify the selection of Citigroup’s independent auditors for 2003,

➢	act on certain stockholder proposals, and

➢	consider any other business properly brought before the meeting.

The close of business on February 27, 2003, is the record date for determining stockholders entitled to vote at the annual meeting. A list of these stockholders will be available at Citigroup’s headquarters, 399 Park Avenue, New York City, before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors

Michael S. Helfer

Corporate Secretary

March 11, 2003

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Citigroup is soliciting your vote at the 2003 annual meeting of Citigroup’s stockholders.

What will I be voting on?

•	Election of directors (see page 11).
•	Ratification of KPMG LLP (KPMG) as Citigroup’s auditors for 2003 (see page 35).
•	six stockholder proposals (see page 37).

How many votes do I have?

You will have one vote for every share of Citigroup common stock you owned on February 27, 2003 (the record date).

How many votes can be cast by all stockholders?

5,171,079,443, consisting of one vote for each of Citigroup’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 2,585,539,723 votes. We urge you to vote by proxy even if you plan to attend the annual meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single stockholder control as much as 5% of any class of Citigroup’s voting stock?

No single stockholder controls as much as 5% of any class of Citigroup’s voting stock.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,
•	vote by telephone (instructions are on the proxy card), or
•	vote by Internet (instructions are on the proxy card).

Citigroup employees who participate in equity programs may receive their proxy cards separately.

If you want to vote in person at the annual meeting, and you hold your Citigroup stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Citigroup’s Corporate Secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a proxy card without indicating your vote, your shares will be voted for the nominees listed on the card, for KPMG as auditors for 2003 and against the other proposals.

What if I vote “abstain”?

A vote to “abstain” on any matter other than the election of directors will have the effect of a vote against.

Can my shares be voted if I don’t return my proxy card and don’t attend the annual meeting?

If you don’t vote your shares held in street name, your broker can vote your shares on any of the matters scheduled to come before the meeting, other than the stockholder proposals.

If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don’t give your broker instructions on how to vote your shares, the votes will be broker nonvotes, which will have no effect on the vote for any matter scheduled to be considered at the annual meeting. If you don’t vote your shares held in your name, your shares will not be voted.

Could other matters be decided at the annual meeting?

We have been notified by the Neighborhood Assistance Corporation of America that it intends to raise a matter at the meeting concerning the lending practices of CitiFinancial Credit Company. If the matter is raised at the meeting, we will vote the proxies against any proposal offered. We don’t know of any other matters that will be considered at the annual meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the meeting, we will vote the proxies against the proposal. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the annual meeting?

Yes, you will need an admission ticket or proof of ownership of Citigroup stock to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you don’t bring your admission ticket, or opted to receive your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Citigroup stockholder.

How can I access Citigroup’s proxy materials and annual report electronically?

This proxy statement and the 2002 annual report are available on Citigroup’s Internet site at  http://www.citigroup.com. Click on “Corporate Governance”, then “Financial Disclosure”, and then “Annual Reports & Proxy Statements.” Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option and save Citigroup the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Citigroup stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access Citigroup’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

How We Have Done

Annual Report

By now you should have received Citigroup’s annual report to stockholders for 2002. We urge you to read it carefully.

Five-Year Cumulative Total Return

The following graph and table compare the annual changes in Citigroup’s cumulative total return for the last five years with the cumulative total return of:

•	the S&P 500 Index,
•	the S&P Financial Index, and
•	a Peer Index.

The S&P Financial Index is made up of the following Standard & Poor’s industry groups: Money Center Banks, Major Regional Banks, Consumer Finance, Diversified Financial, Insurance Brokers, Investment Management, Life/Health Insurance, Multi-Line Insurance, Property and Casualty Insurance, Investment Banking/Brokerage and Savings & Loan Companies.

Citigroup and the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association (each government sponsored entities) have been excluded from the S&P Financial Index. The Peer Index comprises ABN Amro Holding N.V., J.P. Morgan Chase & Co., The Hartford Financial Services Group, Inc., HSBC Holdings plc, MBNA Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Dean Witter & Co.

The following graph and table show the value at year-end 2002 of $100 invested at the closing price on December 31, 1997 in Citigroup common stock, the S&P 500, the S&P Financial Index and the Peer Index. The comparisons in this table are set forth in response to Securities and Exchange Commission (SEC) disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of the common stock.

Comparison of Five-Year Cumulative Total Return

December 31	Citigroup	S&P 500 Index	S&P Financial Index	Peer Index

1997	100.00	100.00	100.00	100.00

1998	93.15	128.58	112.16	116.80

1999	158.44	155.63	114.63	169.03

2000	195.72	141.46	144.99	188.61

2001	195.90	124.66	129.27	152.84

2002	149.20	97.12	112.77	126.15

Corporate Governance

Citigroup aspires to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern Citigroup’s businesses.

Citigroup has taken several steps during 2002 to ensure that we are a leader in corporate governance.

Nomination and Governance Committee

Citigroup created a new board committee whose mandate is to review corporate governance issues on an ongoing basis.

Business Practices Committee

Citigroup established a Business Practices Committee at the corporate level and in each of its business units to help ensure that our most senior executives regularly scrutinize our practices and products; that our policies are appropriate; and that our basic values are emphasized at every level throughout the organization. These committees identify business practices that may raise integrity concerns, subject them to rigorous scrutiny, present them to senior executives to decide whether changes are required, and monitor the execution of any decisions that result from the process.

Corporate Governance Guidelines

Citigroup adopted a formal set of Corporate Governance Guidelines which embody many of our long-standing practices and incorporate new policies and procedures which strengthen our commitment to best practices. The following is a summary of certain key elements of our Corporate Governance Guidelines. The full text of the Guidelines is set forth in Annex A to this proxy statement.

The Guidelines outline the composition, operations and responsibilities of the board of directors. At least two-thirds of the members of the board should be independent. A description of our independence criteria and our independence determinations are set forth below. The number of other public company boards on which a director may serve is subject to a case-by-case review by the nomination and governance committee, in order to ensure that each director is able to devote sufficient time to perform his or her duties as a director. Interlocking directorates are prohibited (inside directors and executive officers of Citigroup may not sit on boards of companies where a Citigroup outside director is an executive officer).

The Guidelines require that all members of the committees of the board, other than the executive committee, must be independent. Committee members are appointed by the board upon recommendation of the nomination and governance committee. Committee membership and chairs are rotated periodically. The board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of Citigroup.

The Guidelines provide for executive sessions at each board meeting, both with and without the CEO present. The chair of the nomination and governance committee presides at the executive sessions. The nomination and governance committee conducts an annual review of board performance, and each committee shall conduct its own self-evaluation and report the results of its findings to the board. Directors have full and free access to senior management and other employees of Citigroup and are provided with an orientation program for new directors and a continuing education program for all members of the board.

The board reviews the personnel and compensation committee’s report on the CEO’s performance in order to ensure that the CEO is providing the best leadership for Citigroup in the long and short term. The board also works with the personnel and compensation committee to evaluate potential successors to the CEO.

The Guidelines affirm Citigroup’s stock ownership commitment, which is described in greater detail in this proxy statement. Citigroup prohibits the repricing of stock options and requires that new equity compensation plans be submitted to stockholders for approval.

The Guidelines restrict certain financial transactions between Citigroup and its subsidiaries and senior management and their immediate families. Personal loans to directors and their immediate family members other than credit cards, charge cards, and overdraft checking privileges made on market terms in the ordinary course of business are prohibited. Also prohibited are personal loans to executive officers and members of the management committee, comprised of our most senior executives (management committee), or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges, and margin loans to employees of a broker dealer subsidiary of Citigroup made on market terms in the ordinary course of business.

The Guidelines prohibit investments by Citigroup or any member of senior management in a private entity in which a director is a principal or a publicly-traded entity in which a director owns or controls a 10% interest. Directors and their family members are not permitted to receive IPO allocations. Directors and their family members may participate in Citigroup-sponsored investment activities, provided they are offered on terms substantially similar to those offered to similarly situated non-affiliated persons. Under certain circumstances, and only with the approval of the appropriate committee, members of senior management may participate in Citigroup-sponsored investment opportunities. Finally, there is a prohibition on investments by directors and members of senior management in third party entities when the opportunity comes solely as a result of their position with Citigroup.

Director Independence

The board has determined that all directors other than Alfredo Harp, Roberto Hernández, Robert Rubin and Sanford Weill are “independent” within the meaning of the proposed rules of the New York Stock Exchange (the NYSE), based on current application of the standards set forth below that were proposed by the nomination and governance committee and adopted by the board.

•	Relationships as Client
➢	Neither a director nor any immediate family member shall have any personal loans from Citigroup, except for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

➢	Any brokerage services, private banking services, insurance and other financial services provided to a director or any member of his/her immediate family must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	Consulting Arrangements/Other Compensation Neither a director nor any immediate family member shall:

➢	have received any compensation from Citigroup directly or indirectly as an advisor or consultant within the last five years;

➢	have received from Citigroup or any executive officer of Citigroup any compensatory fees or personal benefits other than standard compensation arrangements applicable to directors generally; nor

➢	have had a personal services contract with Citigroup or with any executive officer of Citigroup within the last five years.

•	Investments A director and each member of his/her immediate family must comply with Citigroup’s policy on investments as set forth in the Corporate Governance Guidelines.

•	IPO Allocations Neither a director nor any member of his/her immediate family may receive an IPO allocation.

•	Business Relationships
➢	Any payments by Citigroup to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. In addition, the aggregate amount of such payments must not exceed 1% of the gross revenues of the company receiving the payment.

➢	Any payments to Citigroup by a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

➢	All lending relationships, deposit relationships, or other banking relationships between Citigroup, on the one hand, and a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director, on the other hand, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. Any extensions of credit by Citigroup or its subsidiaries to such entity or its subsidiaries must comply with applicable law, including Regulation O of the Federal Reserve and FDIC guidelines.

•	Charitable Contributions Neither a director nor any immediate family member may be an officer, director, or trustee of a foundation, university, or other non-profit organization that receives from Citigroup or the Citigroup Foundation, contributions in an amount which exceeds the greater of $25,000 or 10% of the total annual receipts received by the entity in a year. Contributions in excess of 5% but less than 10% shall be reported to the nomination and governance committee for consideration in making the independence determination.

•	Interlocking Directorates No inside director or executive officer of Citigroup shall serve as a director of a company where a Citigroup outside director is an executive officer.

•	Employment
➢	A director shall not:
(i)	be or have been an employee of Citigroup within the last five years;

(ii)	be part of, or within the past five years have been part of, an interlocking directorate in which an executive officer of Citigroup serves or has served on the compensation committee of a company that concurrently employs or employed the director; or

(iii)	be or have been affiliated with or employed by a present or former auditor of Citigroup within the five year period following the auditing relationship.

➢	A director may not have a family member who:
(i)	is a member of senior management of Citigroup or has been within the last five years;
(ii)	is part of an interlocking directorate in which an executive officer of Citigroup serves on the compensation committee of a company that concurrently employs such family member; or
(iii)	is or has been affiliated with or employed by a present or former auditor of Citigroup within the five year period following the auditing relationship.

•	Other Transactions

Relationships not specifically mentioned above, or transactions that may have taken place prior to the adoption of these independence standards, may, in the board’s judgment, be deemed not to be material and the director will be deemed independent if, after taking into account all relevant facts and circumstances, the board determines that the existence of such relationship or transaction would not impair the director’s exercise of independent judgment.

•	Definitions For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse and other “family members” (including children) who share the director’s home or who are financially dependent on the director, (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest, and (iii) the term “family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

Code of Ethics

The board has adopted a Code of Ethics for Financial Professionals governing the principal executive officer of Citigroup and its reporting subsidiaries and all Citigroup professionals worldwide serving in a finance, accounting, treasury, tax, or investor relations role. A copy of the Code of Ethics is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Ethics for Financial Professionals.” It has also been filed as an exhibit to our Annual Report on Form 10-K. We intend to disclose amendments to, or waivers from, the Code of Ethics, if any, on our website.

Code of Conduct

The board has adopted a Code of Conduct which outlines the principles, policies, and laws that govern the activities of Citigroup, and establishes guidelines for professional conduct in the workplace. The Code of Conduct applies to directors as well as employees. Every employee is required to read and sign the Code of Conduct. A copy of the Code of Conduct is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Conduct.” The Code of Conduct supersedes and replaces Citigroup’s Statement of Business Practices.

Stock Ownership

Citigroup has long encouraged stock ownership by its directors, officers, and employees to align their interests with the interests of stockholders. We believe that these policies, which are a unique and distinguishing characteristic of Citigroup, have been a significant factor in the superior financial results we have achieved for Citigroup’s stockholders.

As part of our commitment to aligning employee and stockholder interests:

•	we pay a significant portion of directors’ fees and senior management compensation in common stock and/or stock options, and

•	our directors and senior management, approximately 125 individuals in all, have entered into a stock ownership commitment, which provides that each of such individuals will hold at least 75% of all Citigroup common stock owned by him or her on the date he or she becomes subject to the commitment and awarded to him or her in the future, subject to certain minimum ownership guidelines, as long as he or she remains a director or member of senior management.

For these purposes, “senior management” includes:

•	our management committee, comprised of our most senior executives,

•	the planning groups for the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities businesses, and

•	the most senior members of our corporate staff.

The only exceptions to the stock ownership commitment are gifts to charity, limited estate planning transactions with family members, and transactions with Citigroup in connection with exercising employee stock options or paying withholding taxes under equity compensation plans.

We provide numerous opportunities for employees around the world to own common stock through periodic management stock option grants, broad-based stock option grants, restricted or deferred stock awards which are granted at the time annual cash incentive awards are paid, a Citigroup common stock fund in the 401(k) plan, various equity-based incentive programs for employees who are paid on commission, and participation in Citigroup’s employee stock purchase programs. Our goal is to provide all employees the opportunity to own stock, and almost two-thirds of our employees have participated in at least one of these programs.

The following table shows the beneficial ownership of Citigroup common stock by our directors and certain executive officers at February 28, 2003.

		Amount and Nature of Beneficial Ownership
Name	Position	Common Stock Beneficially Owned Excluding Options	Stock Options Exercisable Within 60 Days of Record Date (A)	Total Common Stock Beneficially Owned (A)

C. Michael Armstrong	Director	93,093	10,720	103,813
Alain J.P. Belda	Director	17,403	22,740	40,143
George David	Director	12,959	0	12,959
Kenneth T. Derr	Director	55,142	12,946	68,088
John M. Deutch	Director	54,749	16,728	71,477
Alfredo Harp	Director	17,134,285	0	17,134,285
Roberto Hernández	Director	19,461,525	0	19,461,525
Ann Dibble Jordan	Director	20,325	10,720	31,045
Reuben Mark	Director	53,843	24,182	78,025
Deryck C. Maughan	Executive Officer	1,517,288	1,593,715	3,111,003
Dudley C. Mecum	Director	326,194	10,720	336,914
Richard D. Parsons	Director	79,579	10,720	90,299
Andrall E. Pearson	Director	258,497	10,720	269,217
Charles Prince	Executive Officer	752,618	461,646	1,214,264
Robert E. Rubin	Director, Member of the Office of the Chairman and Chairman of the Executive Committee	376,181	2,165,838	2,542,019
Franklin A. Thomas	Director	96,867	19,569	116,436
Sanford I. Weill	Chairman and Chief Executive Officer	22,777,290	5,408,529	28,185,819
Robert B. Willumstad	Executive Officer	1,159,116	602,427	1,761,543
Arthur Zankel	Director	476,240	24,182	500,422
The Hon. Gerald R. Ford	Honorary Director	106,313	10,720	117,033
All directors and executive officers as a group (33 persons)		71,135,312	14,529,451	85,664,763

(A) The share numbers in these columns have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. Such adjustments are more fully detailed in footnote A to the “2002 Option Grants” table below.

At February 28, 2003, no director or executive officer owned

•	any shares of Citigroup’s preferred stock, or

•	as much as 1% of Citigroup’s common stock;

however, all of the directors and executive officers as a group beneficially owned approximately 1.67% of Citigroup’s common stock.

Some of the Citigroup shares shown in the preceding table are considered as beneficially owned under SEC rules, but are shares

•	for which receipt has been deferred under certain directors deferred compensation plans,

•	held as a tenant-in-common with a family member or trust,

•	owned by a family member or held by a trust for which the director or executive officer is a trustee but not a beneficiary,

•	for which the director or executive officer has direct or indirect voting power but not dispositive power, or

•	for which the director or executive officer has direct or indirect voting power but that are subject to restrictions on disposition, as shown in the following table:

Director/Officer	Receipt Deferred	Tenant-in- Common with Family Member or Family Trust	Owned by Family Member or Trust	Voting Power, but Not Dispositive Power	Voting Power, but Subject to Restrictions on Disposition

C. Michael Armstrong	87,198
Alain J.P. Belda	12,403
George David	2,959
Kenneth T. Derr	24,406
John M. Deutch	4,632
The Hon. Gerald R. Ford			106,313
Alfredo Harp			17,134,285
Roberto Hernández			19,461,525
Ann Dibble Jordan	7,420
Reuben Mark	18,843
Deryck C. Maughan	12,500			11,370	171,188
Dudley C. Mecum	245,540		5,054[1]
Richard D. Parsons	25,229		49,350
Andrall E. Pearson	229,623
Charles Prince			4,080[1]	2,089	141,121
Robert E. Rubin					356,664
Franklin A. Thomas	83,021
Sanford I. Weill	6,442		1,000,600[2]	35,903	340,975
Robert B. Willumstad		215,794		8,459	132,087
Arthur Zankel			398,363
All directors and executive officers as a group (33 persons)	917,279	350,593	38,320,983[3]	83,527	2,498,142
1	disclaims beneficial ownership
2	disclaims beneficial ownership of 600 shares
3	disclaims beneficial ownership of an aggregate of 9,734 shares

Proposal 1: Election of Directors

The board of directors has nominated all of the current directors for re-election at the 2003 annual meeting except Alfredo Harp and Reuben Mark who will be retiring from the Board, effective at the annual meeting. The one-year terms of all of Citigroup’s directors expire at the annual meeting. Directors are not eligible to stand for re-election after reaching the age of 72, except for Andrall Pearson.

Directors will be elected by a plurality of the votes cast.

The Nominees

The following tables give information — provided by the nominees — about their principal occupation, business experience, and other matters.

The board of directors recommends that you vote for  each of the following nominees.

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

C. Michael Armstrong 64

Chairman

Comcast Corporation

•   Chairman, Comcast Corporation — 2002 to present

•   Chairman and Chief Executive Officer, AT&T Corp. — 1997 to 2002

•   Chairman and Chief Executive Officer, Hughes Electronic Corporation — 1992 to 1997

•   Officer, International Business Machines Corporation — 1961 to 1992

Member, IBM Management Committee

Chairman, IBM World Trade Corporation

•   Director of Citigroup (or predecessor) since 1993

•   Other Activities: Board of Trustees of Johns Hopkins University, Yale School of Management (Advisory Board), President’s Export Council (member), Council on Foreign Relations (member), Carnegie Hall (Trustee), Parsons (Director), The Business Roundtable (member), Schroder Venture Capital (Advisory Board), and Thyssen-Bornemisza Group (Supervisory Board)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Alain J.P. Belda 59

Chairman and Chief Executive Officer

Alcoa Inc.

•   Chairman, Alcoa Inc. — 2001 to present

•   Chief Executive Officer — 1999 to present

•   Director — 1999 to present

•   President — 1997 to 2001

•   Chief Operating Officer — 1997 to 1999

•   Vice Chairman — 1995 to 1997

•   Executive Vice President — 1994 to 1995

•   President, Alcoa (Latin America) — 1991 to 1994

•   Vice President — 1982 to 1991

•   President, Alcoa Aluminio SA (Brazil) — 1979 to 1994

•   Joined Alcoa — 1969

•   Director of Citigroup (or predecessor) since 1997

•   Other Directorships: E. I. du Pont de Nemours and Company

•   Other Activities: The Ford Foundation (Trustee), and The Conference Board (Trustee)

George David 60

Chairman and Chief Executive Officer

United Technologies Corporation

•   Chairman, United Technologies Corporation — 1997 to present

•   Chief Executive Officer — 1994 to present

•   President — 1992 to 1999; 2002 to present

•   Director — 1992 to present

•   Director of Citigroup since 2002

•   Other Activities: National Academy Foundation (member), The Business Roundtable (member), The Business Council (member), and Carnegie Hall (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Kenneth T. Derr 66

Chairman, Retired

ChevronTexaco Corporation

•   Chairman and Chief Executive Officer, Chevron Corporation — 1989 to 1999

•   Vice Chairman — 1985 to 1988

•   Director — 1981 to 1999

•   President and Chief Executive Officer, Chevron USA Inc. — 1979 to 1984

•   Vice President — 1972 to 1979

•   Assistant to the President — 1969 to 1972

•   Joined Chevron Corporation — 1960

•   Director of Citigroup (or predecessor) since 1987

•   Other Directorships: AT&T Corp., Halliburton Company, Calpine Corporation, and American Productivity and Quality Center

•   Other Activities: American Petroleum Institute (Director), The Business Council (member), Council on Foreign Relations (member), Board of Overseers, Hoover Institution (member), Committee to Encourage Corporate Philanthropy (Co-Chairman), and Cornell University (Trustee Emeritus)

John M. Deutch 64

Institute Professor

Massachusetts Institute of Technology

•   Institute Professor, M.I.T. — 1990 to present

•   Director of Central Intelligence — 1995 to 1996

•   Deputy Secretary, U.S. Department of Defense — 1994

•   Under Secretary, U.S. Department of Defense — 1993

•   Provost and Karl T. Compton Professor of Chemistry, M.I.T. — 1985 to 1990

•   Dean of Science, M.I.T. — 1982 to 1985

•   Under Secretary, U.S. Department of Energy — 1979 to 1980

•   Director, Energy Research of the U.S. Department of Energy — 1978

•   Director of Citigroup (or predecessor) since 1996 (and 1987 to 1993)

•   Citibank, N.A. director — 1987 to 1993 and 1996 to 1998

•   Other Directorships: CMS Energy, Cummins Engine Company, Inc., Raytheon Company, and Schlumberger, Ltd.

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Roberto Hernández Ramirez 60

Chairman

Banco Nacional de México

•   Chairman, Banco Nacional de México, S.A. — 1991 to present

•   Chief Executive Officer, Banco Nacional de México, S.A. — 1997 to 2001

•   Director, Grupo Financiero Banamex, S.A. de C.V. — 1991 to present

•   Co-founder, Chairman of the Board, Acciones y Valores de México, S.A. de C.V. — 1971 to present

•   Chairman of the Board, Bolsa Mexicana de Valores, S.A. de C.V. (Mexican Stock Exchange) — 1974 to 1979, Director — 1972 to present

•   Advisory Board Member, Federal Reserve Bank of New York — 2002 to present

•   Chairman of the Board, Asociación Mexicana de Bancos (Mexican Bankers Association) — 1993 to 1994

•   Member, Bolsa Mexicana de Valores, S.A. de C.V. — 1967 to 1986

•   Director of Citigroup since 2001

•   Other Directorships: Empresas ICA Sociedad Controladora, S.A. de C.V., Grupo Ma Seca, S.A. de C.V., Grupo Modelo, S.A. de C.V. and Grupo Televisa, S.A.

•   Other Activities: Consejo Mexicano de Hombres de Negocios (Mexican Businessmen Council) (member), Museo Nacional del Arte (Chairman), Patronato Pro-Universidad Veracruzana (Chairman), Club de Banqueros de México (Chairman), Museo de Arte del Estado de Veracruz (Honorary Chairman), Patronato Pro-Rescate y Preservación del Patrimonio Arquitectónico de San Luis Potosí (Chairman), Fomento Cultural Banamex, A.C. (member), Fomento Social Banamex, A.C. (member), Fondo Ecológico Banamex, A.C. (member), Museo Nacional del Arte (member), Centro Mexicano de Filantropia (member), Patronato del Museo Dolores Olmedo Patiño (member), Universidad Iberoamericana, A.C. (member), Instituto de Fomento e Investigación Educativa, A.C. (member), Canal Once (member), Auditorio Nacional (member), Consejo Consultivo Ciudadano de Desarrollo Social del Distrito Federal (Advisor), and Universidad de Las Américas — Puebla (Advisor)

Ann Dibble Jordan 68

Consultant

•   Director of the Department of Social Services for the University of Chicago Medical Center — 1986 to 1987

•   Field Work Associate Professor at the School of Social Service Administration of the University of Chicago — 1970 to 1987

•   Director of Social Services of Chicago Lying-in Hospital — 1970 to 1985

•   Director of Citigroup (or predecessor) since 1989

•   Other Directorships: Johnson & Johnson Corporation and Automatic Data Processing, Inc.

•   Other Activities: The National Symphony Orchestra (Director), The Phillips Collection (Director), Catalyst (Director), The University of Chicago (Trustee), Memorial Sloan-Kettering Cancer Center (member), and WETA (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Dudley C. Mecum 68

Managing Director

Capricorn Holdings, LLC

•   Managing Director, Capricorn Holdings, LLC — 1997 to present

•   Partner, G.L. Ohrstrom & Co. — 1989 to 1996

•   Managing Partner, KPMG LLP (New York office) — 1979 to 1985

•   Assistant Secretary of the Army (I&L) — 1971 to 1973

•   Director of Citigroup (or predecessor) since 1986

•   Other Directorships: Dyncorp, Lyondell Chemical Company, Suburban Propane Partners MLP, CCC Information Services, Inc., and Mrs. Fields Famous Brands, Inc.

Richard D. Parsons 54

Chief Executive Officer

AOL Time Warner Inc.

•   Chief Executive Officer, AOL Time Warner Inc. — 2002 to present; Chairman designate, effective May 2003

•   Co-Chief Operating Officer, AOL Time Warner Inc. — 2001 to 2002

•   Director, AOL Time Warner Inc. (or predecessor) — 1991 to present

•   President, Time Warner Inc. — 1995 to 2000

•   Chairman and Chief Executive Officer, Dime Savings Bank of New York — 1991 to 1995

•   President and Chief Operating Officer — 1988 to 1990

•   Associate, Partner, and Managing Partner, Patterson, Belknap, Webb & Tyler — 1977 to 1988

•   General Counsel and Associate Director, Domestic Council, White House — 1975 to 1977

•   Deputy Counsel to the Vice President, Office of the Vice President of the United States — 1975

•   Assistant and First Assistant Counsel to the Governor, State of New York — 1971 to 1974

•   Director of Citigroup (or predecessor) since 1996

•   Citibank, N.A. director 1996 to 1998

•   Other Directorships: Estee Lauder Companies Inc.

•   Other Activities: Apollo Theatre Foundation (Chairman), President’s Commission to Strengthen Social Security (Co-Chairman), Colonial Williamsburg Foundation (member), Museum of Modern Art (member), and Howard University (member)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Andrall E. Pearson 77

Founding Chairman

Yum! Brands

•   Founding Chairman and Chairman of the Executive Committee, Yum! Brands — 2001 to present

•   Chairman and Chief Executive Officer — 1997 to 2000

•   Operating Partner, Clayton, Dubilier & Rice, Inc. — 1993 to 1997

Chairman of the Board and Director, Alliant Foodservice Inc., a

subsidiary of Clayton, Dubilier & Rice, Inc.

Director, KINKO’s Inc., a subsidiary of Clayton, Dubilier & Rice, Inc.

•   Professor, Harvard Business School — 1985
(currently Professor Emeritus)

•   President and Chief Operating Officer, PepsiCo, Inc. — 1971 to 1984

•   Director of Citigroup (or predecessor) since 1986

Robert E. Rubin 64

Member of the Office of the Chairman and

Chairman of the Executive Committee

Citigroup Inc.

•   Member of the Office of the Chairman and Chairman of the Executive Committee, Citigroup Inc. — 1999 to present

•   Secretary of the Treasury of the United States — 1995 to 1999

•   Assistant to the President for Economic Policy — 1993 to 1995

•   Co-Senior Partner and Co-Chairman, Goldman, Sachs & Co. — 1990 to 1992

•   Vice-Chairman and Co-Chief Operating Officer — 1987 to 1990

•   Management Committee — 1980

•   General Partner — 1971

•   Joined Goldman, Sachs & Co. — 1966

•   Director of Citigroup since 1999

•   Other Directorships: Ford Motor Company and Insight Capital Partners (Advisory Board)

•   Other Activities: Local Initiatives Support Corporation (Chairman), The Mount Sinai School of Medicine (Trustee), and the Harvard Corporation (member)

Franklin A. Thomas 68

Consultant

TFF Study Group

•   Consultant, TFF Study Group — 1996 to present

•   President, The Ford Foundation — 1979 to 1996

•   Private practice of law — 1978 to 1979

•   President, Bedford-Stuyvesant Restoration Corporation — 1967 to 1977

•   Director of Citigroup (or predecessor) since 1970

•   Citibank, N.A. director — 1970 to 1998

•   Other Directorships: Alcoa Inc., Cummins Engine Company, Inc., Lucent Technologies, Inc., and Pepsico, Inc.

•   Other Activities: September 11th Fund (Chairman)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

Sanford I. Weill 69

Chairman

Chief Executive Officer

Citigroup Inc.

•   Chairman and Chief Executive Officer, Citigroup Inc. — 1998 to present

•   Member of the Office of the Chairman — 1999 to present

•   Chairman of the Board and Chief Executive Officer, Travelers Group — 1986 to 1998

•   President — 1986 to 1991

•   President, American Express Company — 1983 to 1985

•   Chairman of the Board and Chief Executive Officer, American Express Insurance Services, Inc. — 1984 to 1985

•   Chairman of the Board, Shearson Lehman Brothers Holdings
Inc. — 1984 to 1985

•   Chairman of the Board and Chief Executive Officer, or a principal executive officer, Shearson Lehman Brothers Inc. — 1965 to 1984

•   Founding Partner, Shearson Lehman Brothers Inc.’s predecessor partnership — 1960 to 1965

•   Director of Citigroup (or predecessor) since 1986

•   Other Directorships: United Technologies Corporation (until April 9, 2003)

•   Other Activities: The Business Roundtable (member), The Business Council (member), Board of Directors, Federal Reserve Bank of New York (Director), Board of Trustees, Carnegie Hall (Chairman), Baltimore Symphony Orchestra (Director), Board of Governors of New York Hospital (member), Board of Overseers of the Joan and Sanford I. Weill Medical College & Graduate School of Medical Sciences of Cornell University (Chairman), The New York and Presbyterian Hospitals (Trustee), Cornell University’s Johnson Graduate School of Management Advisory Council (member), Cornell University (Trustee Emeritus), National Academy Foundation (Chairman), and United States Treasury Department’s Working Group on Child Care (member)

Arthur Zankel 71

Senior Managing Member

High Rise Capital Management, LP

•   Senior Managing Member, High Rise Capital Management, LP — 2000 to present

•   Co-Managing Partner, First Manhattan Co. — 1979 to 1997

•   General Partner, First Manhattan Co. — 1965 to 1999

•   Director of Citigroup (or predecessor) since 1986

•   Other Directorships: White Mountains Insurance Group Ltd.

•   Other Activities: Carnegie Hall (Vice Chairman) and Teachers College (Trustee)

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships

The Honorable Gerald R. Ford, Honorary Director* 89

Former President of the United States

•   President of the United States — August 1974 through January 1977

•   Vice President of the United States — December 1973 through August 1974

•   Director or Honorary Director of Citigroup (or predecessor) since 1986

•   Other Positions: American Express Company (Advisor to the Board)

*The Hon. Gerald R. Ford is an honorary director and as such is appointed by the Board and does not stand for election.

Meetings of the Board of Directors

The board of directors met 16 times in 2002. Each director attended at least 75 percent of the total number of meetings of the board of directors and board committees of which he or she was a member in 2002.

Meetings of Non-Management Directors

Citigroup’s non-management directors meet in executive sessions without any management directors in attendance each time the full board convenes for a regularly scheduled meeting, which is usually 7 times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The chair of the nomination and governance committee presides at each executive session of the non-management directors.

Committees of the Board of Directors

The standing committees of the board of directors are:

The executive committee, which acts on behalf of the board if a matter requires board action before a meeting of the full board can be held.

The audit committee, which assists the board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s financial statements and financial reporting process and Citigroup’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function — Audit and Risk Review; (iii) the annual independent audit of Citigroup’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by Citigroup with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in its charter. The report of the committee required by the rules of the SEC is included in this proxy statement.

Subcommittees of the audit committee cover Citigroup’s corporate and investment banking businesses, consumer businesses and investment management businesses.

The audit committee charter is attached to this proxy statement as Annex B.

The nomination and governance committee, which takes a leadership role in shaping corporate governance policies and practices including recommending to the board the Corporate Governance Guidelines applicable to Citigroup and monitoring Citigroup’s compliance with these policies and the Guidelines. The committee is responsible for identifying individuals qualified to be board members, and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. Nominations from stockholders, properly submitted in writing to Citigroup’s Corporate Secretary, will be referred to the committee for consideration.

The nomination and governance committee charter is attached to this proxy statement as Annex C.

The personnel and compensation committee, which is responsible for determining the compensation for the Office of the Chairman, comprised of Sanford Weill and Robert Rubin, and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff, and other highly paid professionals. The committee has produced an annual report on executive compensation that is included in this proxy statement. Further, the committee is responsible for administering Citigroup’s stock incentive plans, and approves broad-based and special compensation plans across Citigroup.

Additionally, the committee will regularly review Citigroup’s management resources, succession planning and development activities, as well as the performance of senior management. The committee is charged with monitoring Citigroup’s performance relating to employee diversity.

The personnel and compensation committee charter is attached to this proxy statement as Annex D.

The public affairs committee, which is responsible for reviewing Citigroup’s policies and programs that relate to public issues of significance to Citigroup and the public at large and reviewing Citigroup’s relationships with external constituencies and issues that impact Citigroup.

The public affairs committee charter is attached to this proxy statement as Annex E.

All of the committees except the executive committee are comprised entirely of independent directors.

The following table shows the current membership of each committee and the number of meetings held by each committee during 2002. As Reuben Mark is not standing for re-election, his committee memberships will terminate on the date of the annual meeting.

Director	Executive	Audit	Personnel and Compensation	Nomination and Governance	Public Affairs

C. Michael Armstrong		X
Alain J.P. Belda		X
George David		X
Kenneth T. Derr	X	X		X
John M. Deutch		X		X	X
Alfredo Harp
Roberto Hernández
Ann Dibble Jordan			X	X	chair
Reuben Mark		X		X	X
Dudley C. Mecum	X	chair		X
Richard D. Parsons			chair	X
Andrall E. Pearson			X
Robert E. Rubin	chair
Franklin A. Thomas	X		X	chair	X
Sanford I. Weill	X
Arthur Zankel	X		X
2002 meetings	0	11	10	2	4

Personnel and Compensation Committee

Interlocks and Insider Participation

The persons shown above as the members of the personnel and compensation committee were the only members of the committee during 2002, other than Michael Masin who replaced Arthur Zankel as chair of the committee in April 2002 and then retired from the board and all committees on which he served upon his appointment in October 2002 as a Vice Chairman and the Chief Operating Officer of Citigroup.

Except for Alfredo Harp, Roberto Hernández, Robert Rubin and Sanford Weill, no director is a current or former officer or employee of Citigroup or any of its subsidiaries.

Directors’ Compensation

Directors’ compensation is determined by the board. Since its initial public offering in 1986, Citigroup has paid outside directors in common stock, to assure that the directors have an ownership interest in common with other stockholders. Outside directors and the honorary director currently receive an annual retainer of $125,000, payable either 100% in common stock, receipt of which may be deferred at the director’s election, or up to 50% in cash to cover taxes and the remainder in common stock. Directors may elect to receive all or a portion of this compensation in the form of an option to purchase shares of Citigroup common stock. The number of shares in the option grant are calculated by dividing the dollar amount elected by one-third of the fair market value of Citigroup common stock on the grant date. The exercise price of the option is the closing price of Citigroup common stock on the NYSE on the trading day immediately preceding the grant date. The options vest and become exercisable in two equal annual installments beginning one year from the grant date and expire ten years after the grant date. In addition, the outside directors and the honorary director receive an annual option grant to purchase 5,000 shares of Citigroup common stock. The calculation of the exercise price and other terms of these options are identical to those described in the previous paragraph.

The board has made changes to the terms of future option awards to directors. For example, the term of stock options granted in 2003 has been shortened to six years. In addition, with respect to an election by a director to receive a portion of compensation in the form of options, the number of shares comprising such grant is calculated by dividing the dollar amount elected by one-quarter of the fair market value of Citigroup common stock on the grant date.

Directors who are employees of Citigroup or its subsidiaries do not receive any compensation for their services as directors. Directors who are not employees of Citigroup or any of its subsidiaries or affiliates may not enter into any consulting arrangements with Citigroup.

Except as described below, directors receive no additional compensation for participation on board committees and subcommittees. Committee and subcommittee chairs receive additional compensation of $15,000, except for the chair of the audit committee, who receives $25,000. This additional compensation is paid in the same manner as the annual retainer, but directors may not elect stock options for this portion of their fee. Additional compensation for special assignments is determined on a case by case basis, but no such additional compensation was paid to any director in 2002; however, in connection with their service as non-executive Chairmen of Grupo Financiero Banamex and Banco Nacional de México, respectively, each of which is an indirect wholly owned subsidiary of Citigroup, and other duties and services performed for such entities and their affiliates during 2002, including governmental and client relations and strategic development, Citigroup, or certain of its Mexican affiliates, provided certain security services to Alfredo Harp and Roberto Hernández and members of their immediate families as well as office, secretarial, and related services, and reimbursed them for certain costs related to airplane and helicopter usage. The aggregate amount of such expenses for Mr. Harp was $1,830,000. For Mr. Hernández, the aggregate amount of such expenses was $1,035,200.

Audit Committee Report

In accordance with its written charter, which was approved in its current form by the Board of Directors on January 21, 2003, the Audit Committee assists the Board in, among other things, oversight of the financial reporting process, including the effectiveness of internal accounting and financial controls and procedures, and controls over the accounting, auditing, and financial reporting practices of Citigroup. A copy of the Audit Committee charter is attached to Citigroup’s proxy statement as Annex B.

The Audit Committee consists of seven independent members whose independence has been determined by the Board of Directors based upon the independence standards adopted by the Board which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures designed to insure compliance with accounting standards and applicable laws and regulations. Citigroup’s independent auditors are responsible for auditing the financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and we are not experts in the fields of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with generally accepted accounting principles.

During fiscal 2002, the Audit Committee had eleven meetings (in addition, the Global Consumer Audit Subcommittee and the Global Corporate and Investment Bank Audit Subcommittee each had four meetings; the Global Insurance Audit Subcommittee, which was dissolved in the third quarter of 2002 in connection with the spin out of a majority interest in Travelers Property Casualty Corp., had three meetings; and the Investment Management Subcommittee, which was formed in July 2002, had one meeting). The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors, and Citigroup’s independent auditors, KPMG LLP. Among other things, the Audit Committee discussed with Citigroup’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Audit Committee also discussed with Citigroup’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2002 with management, the internal auditors, and Citigroup’s independent auditors.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Citigroup that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG for audit and non-audit services and considered whether the provision of non-audit services by KPMG is compatible with maintaining KPMG’s independence.

At two of its meetings during 2002 and one of its meetings during 2003, the Audit Committee met with members of senior management and the independent auditors to review the certifications provided by the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission and the overall certification process. At these meetings, company officers reviewed each of the Sarbanes-Oxley certification requirements concerning internal controls and any fraud, whether or not material, involving management or other employees with a significant role in internal controls.

Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE:

Dudley C. Mecum (Chair)

C. Michael Armstrong

Alain J.P. Belda

George David

Kenneth T. Derr

John M. Deutch

Reuben Mark

Report of the Personnel and Compensation Committee on  Executive Compensation

Committee Responsibilities.    The Personnel and Compensation Committee (the “Committee”) sets the compensation for the Office of the Chairman. In addition, the Committee reviews the compensation structure for senior management which includes members of the business planning groups and the most senior members of corporate staff as well as the compensation of all highly paid officers. Further, the Committee is responsible for administering the stock incentive plans and approves broad-based and special compensation plans across Citigroup Inc. (the “Company”). In executing its compensation responsibilities, the Committee utilizes the assistance of an independent compensation consulting firm. All members of the Committee are independent directors.

Statement of Philosophy.     The Company seeks to attract and retain highly qualified employees at all levels, and in particular, those whose performance is most critical to the Company’s success. To accomplish this, the Company is willing to provide superior compensation for superior performance. Such performance is generally measured on the performance of a business unit or on the performance of the Company as a whole, or using both criteria, as the nature of an executive’s responsibilities may dictate. Factors considered include earnings, earnings per share, return on equity, return on capital, return on assets, balance sheet and capital strength, risk containment, corporate governance, franchise expansion, customer satisfaction, adherence to corporate values, and contributions to both operating unit and Company-wide achievement. In conducting its assessment, the Committee reviews changes in the Company’s and its individual business units’ overall financial results over time, as well as similar data for comparable companies to the extent available. The Chief Executive Officer presents to the Committee his assessment of executives, their accomplishments, and individual and corporate performance.

Stock Ownership Commitment.    It is the Company’s longstanding policy to strongly encourage stock ownership by both directors and senior management as it serves to closely align the interests of management with those of the stockholders. This policy is a unique and distinguishing characteristic of the Company, encouraging ownership in the following ways:

•	at least 50% and, at the director’s election, up to 100% of directors fees are paid in Company stock or in Company stock options

•	a broad group of employees, including all members of senior management, are granted awards of restricted or deferred stock at the same time cash incentives are paid

•	periodic stock option grants are made globally, with over 120,000 employees currently holding an outstanding option grant

•	employees below the senior management level are provided the opportunity to own stock through various broad-based stock option programs, the 401(k) Plan, and a global stock purchase program.

As noted above, to further underscore the Company’s commitment to stock ownership, each member of the Board of Directors and each senior executive has committed to hold at least 75% of any Company stock owned by him or her on the date he or she became subject to the commitment and awarded to him or her in the future, subject to certain minimum ownership guidelines, as long as he or she remains a director or member of senior management (the “Stock Ownership Commitment”). Senior management includes the Management Committee, members of the business planning groups, and the most senior members of corporate staff. The only exceptions to the Stock Ownership Commitment are gifts to charity, limited estate planning transactions with family members, and transactions with the Company in connection with exercising employee stock options or paying withholding taxes under stock option and restricted or deferred stock plans. The

Committee believes that this Stock Ownership Commitment has played, and will continue to play, a significant part in driving the Company’s success in creating value for its stockholders.

Covered Executive Compensation.    To secure the deductibility of bonuses awarded to the five executives (the “Covered Executives”) named in the Summary Compensation Table that follows this report, bonuses to these executives, including the special equity awards to Deryck Maugan and Charles Prince, have been awarded under the 1999 Citigroup Executive Performance Plan (the “Compensation Plan”). However, as Robert Rubin’s compensation is governed by an employment agreement (the “Employment Agreement”) which is described on page 32 of Citigroup’s proxy statement, his bonus was not awarded under the Compensation Plan. The Compensation Plan was approved by stockholders in 1999 and establishes certain performance criteria for determining the maximum amount of bonus compensation available for the Covered Executives. Under the Compensation Plan, the creation of any bonus pool for Covered Executives is contingent upon the Company achieving at least a 10% return on equity, as defined in the plan. The amount of the bonus pool is calculated based upon the extent to which the return on equity equals or exceeds the 10% minimum threshold.

The Compensation Plan further establishes that the maximum percentage of the bonus pool that may be awarded to a Covered Executive is 30%. The Committee may award a bonus to the Chief Executive Officer in an amount equal to a maximum of 30% of the bonus pool. The total of the maximum percentages for all Covered Executives shall not exceed 100% of the bonus pool. The Committee nevertheless has the discretion to reduce or eliminate payments under the Compensation Plan to account for results relative to subjective factors, including an executive’s individual performance.

The maximum bonus pool for 2002 for the Covered Executives of the Company, other than Robert Rubin, was $199.6 million. The amount awarded to them from the bonus pool was $17.1 million, which represents less than 10% of the amount permitted to be awarded to the Covered Executives, other than Robert Rubin, under the Compensation Plan. The amounts awarded to these Covered Executives from the bonus pool and to Robert Rubin under his Employment Agreement are set forth in the Summary Compensation Table below and total $32.4 million.

Components of Compensation.    Compensation of Covered Executives consists of base salary, discretionary incentive and retention awards, which include both cash awards and awards of restricted or deferred stock, and stock option grants. Covered Executives also participate in benefit plans available to employees generally. Examination of competitors’ pay practices is conducted periodically to ensure that the Company’s compensation policies continue to enable it to attract outstanding new people, and motivate and retain current valuable employees. Consistent with the Company’s compensation policies, each Covered Executive officer received a restricted or deferred stock award equal to 25% of his or her total annual compensation. Charles Prince and Deryck Maughan were also granted additional restricted or deferred stock awards.

Incentive awards are discretionary for all of the Covered Executives other than Robert Rubin whose compensation is governed by an Employment Agreement. Incentive awards for the Covered Executives, other than Robert Rubin, are subject to certain maximum amounts as specified in the Compensation Plan. Incentive awards generally represent a substantial part of total compensation for the Company’s executives. Incentive awards are awarded in the form of cash and restricted or deferred stock, and therefore provide not only a short-term reward but also a long-term incentive designed to increase retention and relate directly to the enhancement of stockholder value. The vesting period applicable to awards of restricted or deferred stock to executives is three years in furtherance of the long-term nature of such awards.

The terms and conditions of discretionary stock option grants awarded after December 31, 2002 have been changed. The term has been shortened to 6 years and grants will vest over 3 years, with the first vesting date occurring 17 months after the grant date. Shares acquired through the exercise of these options will be restricted from sale for two years from the exercise date. The Stock Ownership Commitment described above still applies regardless of the two year sale restriction. Options awarded after December 31, 2002 cannot be exercised under the reload program.

2002 Compensation.    2002 was an extremely challenging year. The Committee believes that the leadership provided by Sanford Weill and other senior executives was critical to the Company’s superior financial performance and that Sanford Weill’s commitment to further improve the Company’s corporate governance has positioned the Company for continued success of the franchise. Sanford Weill informed the Committee that he would not accept a cash bonus or a restricted stock award. Nonetheless, the Committee believes that recognizing the value of Sanford Weill’s efforts is important; therefore, the Committee granted Sanford Weill a supplemental stock option award.

THE PERSONNEL AND COMPENSATION COMMITTEE:

Richard D. Parsons (Chair)

Ann Dibble Jordan

Andrall E. Pearson

Franklin A. Thomas

Arthur Zankel

Executive Compensation

Compensation Tables

The tables on pages 27 to 31 profile Citigroup’s compensation for the Chief Executive Officer and our four other most highly compensated executive officers (the covered executives), including salaries and bonuses paid during the last three years and 2002 option grants and exercises. The form of the tables is set by SEC regulations.

Summary Compensation Table

The following table shows the compensation of the covered executives for 2000, 2001, and 2002. Share numbers have been restated to eliminate fractional shares held by covered executives as a result of stock dividends paid in 1993, 1996, 1997, 1999, and 2000 as well as the merger with The Travelers Corporation (1993), the merger with Salomon Inc (1997), and the merger of Travelers Group and Citicorp to form Citigroup (1998).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position at December 31, 2002	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(A)	Restricted Stock Awards ($)(B)	Securities Underlying Stock Options (Number of Shares)(C)	All Other Compensation ($)

Sanford I. Weill Chairman and CEO	2002 2001 2000	$1,000,000 1,000,000 1,000,000	$0 16,986,748 18,484,414	$556,610 683,684 449,404	$0 8,017,669 8,687,442	1,044,229 663,793 19,489,579	$2,286 6,858 6,858
Deryck C. Maughan Vice Chairman; Chairman and CEO, Citigroup International	2002 2001 2000	825,000 825,000 825,000	2,109,375 3,543,750 3,731,290	* 0 *	2,966,667 1,941,667 2,024,946	564,456 505,187 1,217,199	774 1,242 1,242
Charles Prince Chairman and CEO, Global Corporate and Investment Bank	2002 2001 2000	500,000 500,000 500,000	2,312,500 2,350,000 2,125,000	* * *	3,000,000 1,266,667 1,166,667	229,386 182,193 669,927	414 1,242 1,294
Robert E. Rubin Chairman of the Executive Committee and Member of the Office of the Chairman	2002 2001 2000	1,000,000 1,000,000 1,000,000	10,250,000 10,250,000 10,250,018	214,648 159,050 259,507	5,000,000 5,000,000 4,999,973	214,439 107,220 2,144,398	1,188 3,564 3,564
Robert B. Willumstad President; Chairman and CEO, Global Consumer Business	2002 2001 2000	512,500 500,000 500,000	4,514,375 3,962,500 1,944,375	* * *	2,234,167 1,983,333 805,625	379,294 226,611 817,477	774 2,322 2,322

Notes to Summary Compensation Table

(A) Except as shown in this column, no executive officer received other annual compensation during 2002 required to be shown in this column. Sanford Weill’s other compensation includes $275,985 for required use of company transportation and Robert Rubin’s other compensation includes $214,648 for use of company transportation. An asterisk (*) indicates that the total amount of perquisites or personal benefits paid to an executive officer during the referenced year was less than $50,000, the minimum, under SEC rules, an executive must have received before any amount is required to be shown in this column.

(B) Restricted stock awards, other than the special equity awards described below made to Deryck Maughan and Charles Prince, are issued under Citigroup’s capital accumulation program (CAP). Generally, awards of restricted stock under CAP are discounted 25% from market value to reflect restrictions on transfer. All of the covered executives participate in CAP, with 25% of their total annual compensation (salary and bonus) paid in restricted stock. CAP is mandatory for Citigroup senior management and certain other employees.

Under CAP, a recipient may not transfer restricted stock for three years after the award. If the recipient is still employed by Citigroup at the end of three years, the restricted stock becomes fully vested and freely transferable (subject to the stock ownership commitment described above). From the date of award, the recipient can direct the vote on the restricted stock and receive dividends.

Deryck Maughan and Charles Prince each received special equity awards of restricted stock which

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were issued under the Citigroup 1999 Stock Incentive Plan. Special equity awards were made to certain employees in the Global Corporate and Investment Bank and Citigroup International businesses. The awards are not discounted and vest over a three-year term beginning on July 12, 2003 with one-sixth of the award vesting every six months. Until the shares vest, a recipient may not transfer the shares. After they vest, the shares become freely transferable (subject to the stock ownership commitment described above). From the date of award, the recipient can direct the vote on the shares and receive regular dividends. Deryck Maughan received a special equity award valued at $1,662,500 and Charles Prince received a special equity award valued at $1,750,000. Such awards are included in the amounts set forth in the summary compensation table above under “Restricted Stock Awards.”

As of December 31, 2002 (excluding awards that vested in January 2003, but including awards made in February 2003), total holdings of restricted stock of Citigroup and the market value of such shares for the covered executives was:

Executive	Shares	Market Value

Sanford I. Weill	340,976	$11,998,945
Deryck C. Maughan	171,189	6,024,141
Charles Prince	141,121	4,966,048
Robert E. Rubin	356,664	12,551,006
Robert B. Willumstad	132,088	4,648,177

The market price at December 31, 2002 was $35.19 per share.

(C) The share numbers in this column have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. Such adjustments are more fully detailed in footnote A to the “2002 Option Grants” table below.

Stock Options Granted Table

The following table shows 2002 stock option grants to the covered executives. The 2002 stock option grants, including reload options, were made under Citigroup’s equity compensation plans, including the Citigroup 1999 Stock Incentive Plan, the 1997 Citicorp Stock Incentive Plan, or the Travelers Group Capital Accumulation Plan. The value of stock options depends upon a long-term increase in the market price of the common stock: if the stock price does not increase, the options will be worthless; if the stock price does increase, the increase will benefit all stockholders.

The table describes options as either “initial” or “reload.” Unless otherwise stated:

•	The per share exercise price of all options is the closing price on the NYSE on the trading day before the option grant.

•	Initial options generally vest in cumulative installments of 20% per year over a five-year period and remain exercisable until the tenth anniversary of the grant.

Citigroup has made changes to various stock-based compensation plan provisions for future awards. For example, the vesting period and the term of stock options granted in 2003 have been shortened to three and six years, respectively. In addition, the sale of underlying shares acquired through the exercise of options granted after December 31, 2002 will be restricted for a two-year period. Original option grants in 2003 and thereafter will not have a reload feature; however, previously granted options will retain that feature.

Reload Options

Under the reload program, option holders can use Citigroup common stock they have owned for at least six months to pay the exercise price of their options and have shares withheld for the payment of income taxes due on exercise. They then receive a new reload option equal to the number of shares they used or had withheld.

Reload options maintain the option holder’s commitment to Citigroup by maintaining as closely as possible the holder’s net equity position – the sum of shares owned and shares subject to option.

For optionees who are eligible to participate in the reload program, the issuance of a reload option is not a new discretionary grant by Citigroup. Rather, the issuance results from rights that were granted to the option holder as part of the initial option grant. The reload option does not vest (i.e., become exercisable) for six months and expires on the expiration date of the initial grant.

2002 Option Grants

	Individual Grants

	Number of Shares Underlying Options Granted (A)		% of Total Options Granted to All Employees in 2002		Exercise or Base Price ($ per share)	Expiration Date	Grant Date Present Value ($)(B)
Name	Initial	Reload	Initial	Reload

Sanford I. Weill	482,489		.64		$42.10	2/13/12	$4,201,867
		561,740		5.48	37.65	11/2/08	3,168,257

Total	482,489	561,740.64		5.48			7,370,124

Deryck C. Maughan	107,219		.14		42.10	2/13/12	933,748
		160,497		1.57	37.65	11/2/08	905,216
		296,740		2.90	38.52	12/1/07	1,708,396

Total	107,219	457,237.14		4.47			3,547,360

Charles Prince	214,439		.28		42.10	2/13/12	1,867,496
		14,947		.15	46.27	1/28/08	109,487

Total	214,439	14,947.28		.15			1,976,983

Robert E. Rubin	214,439		.28		42.10	2/13/12	1,867,496

Robert B. Willumstad	268,049		.35		42.109	2/13/12	2,334,370
		14,947		.15	46.278	1/28/08	109,487
		96,298		.94	37.650	11/2/08	543,128

Total	268,049	111,245.35		1.09			2,986,985

Notes to Option Grant Table

(A) All options granted on or prior to August 20, 2002 have been restated to reflect equitable adjustments made in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. For each option grant, the number of options was increased by a factor of 1.0721990 and the exercise price was decreased by a factor of .9326627. The expiration and vesting dates of each option did not change. The total number of options granted to each of the covered executives prior to the adjustment was:

Executive	Number of Options

Sanford I. Weill	1,011,740
Deryck C. Maughan	557,237
Charles Prince	213,941
Robert E. Rubin	200,000
Robert B. Willumstad	360,239

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The total options outstanding at the end of 2002 for each covered executive is shown as “Number of Shares Underlying Unexercised Options at 2002 Year-End” in the table “2002 Aggregated Option Exercises and Year-End Option Values” below.

(B) The “Grant Date Present Value” numbers in the table were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing the model

•	Stock price volatility was calculated using the closing price of Citigroup common stock for a period of time prior to the date of grant equal to the estimated option life.

•	The risk-free interest rate for each option grant was the interpolated market yield on the date of grant on a Treasury bill with a term identical to the estimated option life, as reported by the Federal Reserve.

•	The dividend yield (based upon the actual annual dividend rate during 2002) was assumed to be constant over the life of the option.

•	For reload options, which vest six months after the date of grant, exercise was assumed to occur approximately twenty-four months after the grant date, based on each individual’s historical experience of the average period between the grant date and exercise date.

•	For options that vest at a rate of 20% per year, exercise was assumed to occur approximately three and one-half years after the grant date, based on an estimate of the respective average period between the grant date and exercise date.

•	The values arrived at through the Black-Scholes model were discounted by 25% to reflect the reduction in value as measured by the estimated cost of protection of the options for senior management due to the holding requirements of the stock ownership commitment.

Option Exercises Table

The following table shows the aggregate number of shares underlying options exercised in 2002 and the value at year-end of outstanding options, whether or not exercisable.

2002 Aggregated Option Exercises and Year-End Option Values

Name	Shares Acquired on Exercise(A)	Value Realized ($)(B)	Number of Shares Underlying Unexercised Options at 2002 Year-End(C)		Value of Unexercised In-the-Money Options at 2002 Year-End($)(D)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Sanford I. Weill	750,539	$11,807,780	5,617,555	2,159,317	$0	$9,961,458
Deryck C. Maughan	600,431	9,084,541	1,593,722	907,561	0	2,846,141
Charles Prince	21,444	498,650	596,083	471,768	1,138,440	1,399,316
Robert E. Rubin	0	0	2,165,842	2,444,614	2,245,571	1,497,047
Robert B. Willumstad	150,107	2,522,828	666,430	660,276	0	1,968,554

Notes to Options Exercised Table

(A) This column shows the number of shares underlying options exercised in 2002 by the covered executives. The actual number of shares received by these individuals from options exercised in 2002 (net of shares used to cover the exercise price and withheld to pay income tax) was:

Executive	Shares

Sanford I. Weill	188,799
Deryck C. Maughan	143,193
Charles Prince	6,495
Robert E. Rubin	0
Robert B. Willumstad	38,860

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(B) “Value Realized” is the difference between the exercise price and the market price on the exercise date, multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he or she sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option. All of the covered executives are subject to the stock ownership commitment (described above).

(C) The share numbers in this column have been restated to reflect equitable adjustments made to all Citigroup options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. Such adjustments are more fully detailed in footnote A to the “2002 Option Grants” table above.

(D) “Value of Unexercised In-the-Money Options” is the aggregate, calculated on a grant by grant basis, of the product of the number of unexercised options at the end of 2002 multiplied by the difference between the exercise price for the grant and the year-end market price, excluding grants for which the difference is equal to or less than zero.

Retirement Plans

Qualified Pension Plan

Domestic employees are covered by the Citigroup pension plan. Prior to January 1, 2002, different formulas applied depending upon a given employee’s specific employment history with Citigroup. Effective January 1, 2002, this plan provides a single benefit formula for most of the covered population. Employees become eligible to participate in the Citigroup pension plan after one year of service, and benefits generally vest after five years of service. The normal form of benefit under the Citigroup pension plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse), and a single life annuity for single participants (payable for the participant’s life only). Other forms of payment are also available.

The Citigroup cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6%; the rate increases with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds. Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

Nonqualified Pension Plans

Effective January 1, 2002, Citigroup’s nonqualified pension programs no longer provide accruals for most employees covered by Citigroup’s qualified pension plan, including the covered executives. Prior to 2002, these nonqualified programs provided retirement benefits for compensation in excess of the Internal Revenue Code (IRC) compensation limit ($200,000 for 2003), or in respect of benefits accrued in excess of the IRC benefit limit ($160,000 for 2003).

In addition to these programs, there is a supplemental retirement plan that provided additional pension benefits to certain employees for service through the end of 1993. Accruals were frozen as of December 31, 1993. Sanford Weill, Charles Prince, and Robert Willumstad participated in this program.

Estimated Annual Benefit Under All Plans

The estimated annual benefit provided in total by all plans described above, expressed in the form of a single life annuity, is as follows:

Name	Years of Accrual Service Through 2002	Estimated Annual Benefit

Sanford I. Weill	16	$686,000
Deryck C. Maughan	4	26,895
Charles Prince	23	219,213
Robert E. Rubin	3	5,346
Robert B. Willumstad	15	85,874

These estimates are based on the following assumptions:

•	the benefit is determined as of age 65 (or current age if older);

•	covered compensation for each covered executive remains constant at 2002 levels;

•	regulatory limits on compensation and benefits, and the Social Security Wage Base remain constant at 2003 levels;

•	the interest credit rate for cash balance benefits for 2003 (5.1%) remains constant; and

•	the interest rate used to convert hypothetical account balances to annual annuities for 2003 (5.1%) remains constant.

Employment Protection Agreements

In 1986 Citigroup’s predecessor entered into an agreement with Sanford Weill (amended in 1987 and 2001), which provides that Mr. Weill will receive an annual salary, incentive participation, and employee benefits as determined from time to time by the board. The agreement contains automatic one-year renewals (unless notice of nonrenewal is given by either party). If Mr. Weill’s employment is terminated as a result of illness, disability, or otherwise without cause by Citigroup, or following Mr. Weill’s retirement from Citigroup, all of his stock options will vest and remain exercisable for their full respective terms. Following such termination or retirement, Mr. Weill shall be subject to certain non-competition, non-hire, and other provisions in favor of Citigroup. Such provisions shall be applicable for the remainder of his life, subject to his ability to opt out after a minimum period of ten years following such termination or retirement. So long as he does not opt out of such provisions, he shall be entitled to receive a supplemental pension benefit equal to a $350,000 lifetime annuity and certain other employee benefits and perquisites, including access to Citigroup facilities and services comparable to those currently made available to him by Citigroup. In addition, for a period of at least ten years following such retirement, Mr. Weill will be required to provide consulting services and advice to Citigroup for up to 45 days per year for which he will be paid a daily fee for such services equal to his salary rate at the time of his retirement.

Robert Rubin is party to an employment agreement dated as of October 26, 1999 (amended in 2002 and 2003), under which he has agreed to serve as Director, Chairman of the Executive Committee and a member of the Office of the Chairman of Citigroup. The agreement provides that Mr. Rubin would receive a base salary of $1 million annually and a bonus for each of 2000, 2001, 2002 and 2003 of $14 million, which bonus amounts are being deferred. The amounts were prorated for 1999. The agreement provided for a grant in each of 1999 and 2000 of 1.5 million Citigroup stock options, which after giving effect to the 4-for-3 stock split paid on August 25, 2000 and equitable adjustments made in respect of the August 20, 2002 distribution to all stockholders of shares of Travelers Property Casualty Corp., is equivalent to 2.14 million options, and certain other benefits. Upon reaching age 65, Mr. Rubin’s combined age and service shall be deemed to satisfy the requirements for retirement for the purposes of all plans and programs of Citigroup (other than any pension plans sponsored by Citigroup or any of its affiliates). If Mr. Rubin’s employment is terminated without cause, or under certain circumstances, the agreement provides for certain continued payments and vesting of stock options and CAP awards. Following any termination, Mr. Rubin would be subject to certain confidentiality and other provisions in favor of Citigroup.

Indebtedness

Before and during 2002, certain executive officers have incurred indebtedness to Salomon Smith Barney, a wholly owned subsidiary of Citigroup and a registered broker-dealer, and/or other broker-dealer subsidiaries of Citigroup, on margin loans against securities accounts. The margin loans were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions for other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Other than certain “grandfathered” margin loans, in accordance with the Sarbanes-Oxley Act of 2002 (SARBANES-OXLEY) and the Citigroup Corporate Governance Guidelines, no margin loans may be made to any director or executive officer unless such person is an employee of a broker-dealer subsidiary of Citigroup and such loan is made in the ordinary course of business.

Certain transactions involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2002 between Citibank and other Citigroup banking subsidiaries on the one hand and certain directors or executive officers of Citigroup, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the directors, the executive officers or their family members on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Other than certain “grandfathered” loans, in accordance with SARBANES-OXLEY and the Citigroup Corporate Governance Guidelines, no personal loans may be made to any director, other than credit cards, charge cards, and overdraft checking privileges made in the ordinary course of business on market terms, or to any executive officer or member of management committee, or their immediate families, other than mortgage loans, home equity loans, consumer loans, credit cards, charge cards, and overdraft checking privileges made in the ordinary course of business on market terms.

Citigroup has established two private investment funds in order to permit certain eligible employees to participate on a leveraged basis in professionally managed private equity investment funds. Participation by executive officers in these plans is on the same terms as those offered to all other employees eligible to participate. In addition, any leverage by Citigroup in connection with an employee’s investment in a fund is provided pursuant to a legally binding commitment entered into prior to the enactment of the prohibition on loans to executive officers under both SARBANES-OXLEY and Citigroup’s Corporate Governance Guidelines. All such loans are therefore “grandfathered” and permissible under SARBANES-OXLEY and Citigoup’s Corporate Governance Guidelines. The funds, SSB Capital Partners I, LP and Citigroup Employee Fund of Funds I, LP, were formed in 2000 and invest together via a master fund. Citigroup matches each dollar invested by an employee with an additional two dollar commitment to each fund in which an employee has invested, up to a maximum of $1 million in the aggregate for all funds in which the employee has invested. Citigroup’s match is made by a loan to the fund or funds in which the employee has invested. Each employee, subject to vesting, receives the benefit of any increase in the value of each fund in which he or she invested attributable to the loan made by Citigroup, less the interest paid by the fund on the loan, as well as any increase in the value of the fund attributable to the employee’s own investment. One-half of the loan is full recourse to the employee and the other half is non-recourse to the employee. Before any distributions are made to an employee, distributions are paid to Citigroup to pay interest on and to repay the loan. No distributions have been paid by either fund. Interest on the loans accrues quarterly at a rate determined from time to time by Citigroup as of the first business day of each quarter equal to the greater of (i) the three-month London Inter-Bank Offered Rate plus 75 basis points (as determined by Citigroup), and (ii) the short-term applicable federal rate calculated in accordance with Section 1274(d) of the IRC (as determined by Citigroup). Certain executive officers are investors in the funds. As of December 31, 2002, Citigroup had made loans in excess of $60,000 to the following executive officers with the exact amounts set forth below opposite each executive officer’s name:

Executive Officer	SSB Capital Partners I, LP Amount of Loan	Citigroup Em- ployee Fund of Funds I, LP Amount of Loan

Winfried F.W. Bischoff	N/A	$143,469
Michael A. Carpenter	$62,970	106,141
Robert Druskin	N/A	131,135
Thomas W. Jones	N/A	162,296
Victor J. Menezes	N/A	162,296

Citigroup has established other funds that employees have invested in. In addition, certain of our directors and executive officers have from time to time invested their personal funds directly in other funds arranged by Citigroup’s subsidiaries on the same terms and with the same conditions as the other outside investors in these funds, who are not our directors, executive officers, or employees. Other than certain “grandfathered” investments, in accordance with SARBANES-OXLEY and the Citigroup Corporate Governance Guidelines, directors may not invest in Citigroup-sponsored investment opportunities. Executive officers may invest in certain Citigroup-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee.

Transactions with Management

During 2002, Citigroup sold its ownership interest in three aircraft and service-related companies to Alfredo Harp and Roberto Hernández, directors of Citigroup. These assets were acquired as part of the Banamex transaction and had a book value of $11.3 million at the time of sale. The cash purchase price paid for the three companies was $3.5 million, plus the assumption by the purchasers of the aircraft and service-related companies’ $33.8 million of indebtedness. The purchase was made through trusts controlled by Messrs. Harp and Hernández, with the purchase price allocated equally between the two trusts. Banamex is the trustee of each trust.

In determining the sale price, an independent third party opinion was obtained from Finatech, a licensed Mexican appraisal firm, validating the methodologies and the valuation assessment used in an internal valuation of these assets. At September 30, 2001, the valuation, which was based on the core aircraft assets, plus the fair value of other assets and liabilities of the aircraft and service-related companies, was $5.5 million in the aggregate. Finatech concluded that the valuation methodology was correct and the conclusions of the internal valuation were reasonable. Due to the impact of intervening events between the original valuation and the sale date, including the on-going impact of a weakening global economy as a result of the events of September 11, and an increase in these companies’ debt after September 30, 2001, the valuation was adjusted down to $2.85 million at the time of sale.

Citigroup registered, as part of a universal shelf registration statement filed in December of 2002 and amended in January of 2003, the sales from time to time of up to 30,635,000 shares of common stock of Citigroup by Accivalmex Patrimonial, S.A. de C.V., a publicly held mutual fund organized under the laws of Mexico, and an affiliate of Citigroup, as selling stockholder. Messrs. Harp and Hernández, directors of Citigroup, own approximately 2.22% and .87%, respectively, of such fund. Their immediate family members own approximately 49% of such fund. As the manager of the fund is Impulsora de Fondos Banamex, an indirect wholly-owned subsidiary of Citigroup, sales of any Citigroup shares by the fund must be registered. The amount of the registration fee paid to the SEC associated with these shares was $103,944.

Proposal 2: Ratification of Selection of Auditors

The audit committee has selected KPMG as the independent auditors of Citigroup for 2003. KPMG has served as the independent auditors of Citigroup and its predecessors since 1969.

Arrangements have been made for a representative of KPMG to attend the annual meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate stockholder questions.

The selection of KPMG as Citigroup’s auditors must be ratified by a majority of the votes cast at the annual meeting.

Disclosure of Independent Auditor Fees

The following is a description of the fees billed to Citigroup by KPMG during the years ended December 31, 2001 and 2002:

Audit Fees:    Audit fees include fees paid by Citigroup to KPMG in connection with the annual audit of Citigroup’s consolidated financial statements, KPMG’s audits of subsidiary financial statements and KPMG’s review of Citigroup’s interim financial statements. Audit fees also include fees for services performed by KPMG that are closely related to the audit and in many cases could only be provided by our independent auditors. Such services include comfort letters and consents related to SEC registration statements and other capital raising activities and certain reports relating to Citigroup’s regulatory filings. The aggregate fees billed to Citigroup by KPMG for audit services rendered to Citigroup and its subsidiaries for the years ended December 31, 2001 and December 31, 2002 totaled approximately $25.1 million and $29.7 million, respectively.

Audit Related Fees:    Audit related services include due diligence services related to mergers and acquisitions, accounting consultations, internal control reviews, securitization related services, employee benefit plan audits and certain attest services. The aggregate fees billed to Citigroup by KPMG for audit related services rendered to Citigroup and its subsidiaries for the years ended December 31, 2001 and December 31, 2002 totaled approximately $10.9 million and $7.5 million, respectively.

Tax Fees:    Tax fees include corporate tax compliance, counsel and advisory services, as well as expatriate tax services. The aggregate fees billed to Citigroup by KPMG for the tax related services rendered to Citigroup and its subsidiaries for the years ended December 31, 2001 and December 31, 2002 totaled approximately $15.5 million and $15.2 million, respectively.

Financial Information Systems Design and Implementation Fees:    Citigroup did not engage KPMG to provide advice to Citigroup regarding financial information systems design and implementation during the years ended December 31, 2001 and December 31, 2002.

All Other Fees:    The aggregate fees billed to Citigroup by KPMG for all other services rendered to Citigroup and its subsidiaries for matters such as general consulting services and reviews of compliance programs of potential acquisition targets for the years ended December 31, 2001 and December 31, 2002 totaled approximately $4.8 million and $1.2 million, respectively.

Approval of Independent Auditor

Services and Fees

Citigroup’s audit committee has consistently reviewed all fees charged by Citigroup’s independent auditors, and actively monitored the relationship between audit and non-audit services provided. During the latter half of 2002, Citigroup reviewed its existing practices regarding the use of its primary independent auditors to provide non-audit and consulting services, to ensure compliance with recent SEC proposals. Effective January 1, 2003, Citigroup will no longer engage its primary independent auditors for non-audit services other than “audit-related services,” as defined by the SEC, and certain tax services. Audit-related services comprise assurance and related activities, and principally include services associated with internal control reviews, reports related to regulatory filings, certain due diligence services pertaining to acquisitions, and general accounting and reporting advice. Tax services include principally compliance, counsel, and advisory services.

Effective January 1, 2003, the audit committee must pre-approve all services provided by Citigroup’s independent auditors and fees charged. The audit committee has further mandated that all independent auditor services strictly adhere to the limitations contained within the SEC’s release, “Strengthening the Commission’s Requirements Regarding Auditor Independence,” which was issued in final form in January 2003. The release restricts engagement of the primary independent auditors to perform non-audit services; requires audit committee pre-approval of all audit and non-audit services; limits the duration of time certain partners can serve on the audit engagement and the manner of the partners’ compensation; restricts employment of senior engagement team personnel; requires the auditor to report certain matters to the audit committee; and requires certain disclosures to investors of information related to the nature of audit and non-audit services provided and associated fees. Administration of the policy is centralized within, and monitored by, Citigroup senior corporate financial management, which reports throughout the year to the audit committee.

The board recommends that you vote for

ratification of KPMG as Citigroup’s independent auditors for 2003.

Stockholder Proposals

Proposal 3

Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205, beneficial holder of 500 shares, has submitted the following proposal for consideration at the annual meeting:

Resolved: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company’s current practice with the single candidates it now proposes for each position.

Supporting statement:

Although our company’s board declares its appreciation for the importance of qualified people overseeing management, I believe that the process for electing directors can be improved.

In the typical board election, shareholders have one choice: the candidate nominated by company. Shareholders may “withhold” their vote for this candidate, but even if a majority shares were withheld, the candidate would still be elected because company election rules award victory to the candidate with the most votes for each seat. This circumstance profoundly disenfranchises shareholders in routine oversight of management.

Indeed, it is management that essentially selects the board candidates, a dangerous conflict given that directors serve as shareholders’ agents to oversee management. As policy makers work to address the problem of corporate accountability highlighted by the Enron, World Com and other disgraces, improved board elections may be the best single reform. Experts such as Nell Minow of the Corporate Library, managers of the Corporate Governance website, Alan Murray of the Wall Street Journal, Lewis Braham of Business Week and the AFL-CIO Office of Investment support this basic prescription.

The proposal before you may not be the optimal solution. Some critics note this resolution still allows the board instead of shareholders to nominate the two candidates. However, SEC staff interpretations say resolutions that call for the ability of shareholders to nominate candidates whose names would appear on the ballot along side board-nominated candidates cannot even appear on the proxy ballot under 14a(8) rules.

I believe this resolution calling for the board to nominate two candidates still represents progress. The point is to remove the “final” decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

Corporations have argued that this resolution would discourage some candidates from running in the first place. But I believe our board should not be made of those intolerant of competition.

Our board may argue that it recruits the best candidates, and that to recruit a “second best” would violate a fiduciary duty to such excellence. While such a claim may be debated, the board could avoid this by placing into nomination a shareholder-nominated candidate for the second slot.

Finally, any company that adopted such an open election could truly boast that its directors were accountable to shareholders, and not beholden to management.

MANAGEMENT COMMENT

Citigroup has an effective process in place for identifying and electing candidates to the board of Citigroup. It would be disadvantageous to Citigroup and its stockholders to change the existing processes as recommended in this proposal.

The board has established a process for identifying and nominating director candidates that has resulted in the election of highly qualified and capable members dedicated in their service to Citigroup. The nomination and governance committee determines the desired composition and size of the board and carefully considers nominees for directorships from a select group of individuals who are both professionally qualified and legally eligible to serve as directors of Citigroup. Nominations from stockholders, properly submitted in writing to our Corporate Secretary, are referred to the committee for its consideration. The committee makes its recommendations to the board based on its judgment as to which of these candidates will best serve the interests of our stockholders.

The proposal calls for the committee to nominate twice as many candidates as there are positions to be filled. This would inappropriately politicize the process of electing our board and potentially alienate many talented candidates who would choose not to be nominees in this type of election. Moreover, the divisiveness created by competing slates of nominees, some of whom would be supported by the committee and some of whom would not have the benefit of such support, would potentially undermine the effectiveness of the board that is ultimately elected.

The board recommends that you vote against this proposal.

Adoption of this stockholder proposal must be ratified by a majority of the votes cast at the annual meeting.

Proposal 4

Ms. Anne Chalfant Brown, 1300 Quarry Court, #301, Point Richmond, California 94801, beneficial holder of 716 shares; The Advocacy Fund, c/o Trillium Asset Management, 711 Atlantic Avenue, Boston, Massachusetts 02111, beneficial holder of 400 shares; Ms. Carol A. Rice, 5402 Connecticut Ave., N.W., Washington, D.C. 20015, beneficial holder of 266 shares; Mr. Thomas Mck. Thomas, 3450 Church School Road, Doylestown, Pennsylvania 18901, beneficial holder of 400 shares; Ms. Mary Mountcastle, 4106 Kildrummy Court, Durham, North Carolina 27705, beneficial holder of 124 shares; Ms. Harriet Dennison, Trustee, Ralph L. Smith Foundation, 3406 N.W. Thurman, Portland, Oregon 97210, beneficial holder of 6,666 shares; Mr. Byron Stookey, 42 North Street, Brattleboro, Vermont 05301, beneficial holder of 300 shares; and Ms. Helen Flannery, 66 Tower Street, #2, Jamaica Plain, Massachusetts 02130, beneficial holder of 266 shares have submitted the following proposal for consideration at the annual meeting:

Executive Pay and Predatory Lending

WHEREAS, Citigroup is the second largest subprime lender in the United States, controlling 9 percent of the market. Citigroup’s consistently profitable and expanding consumer finance business, which includes subprime lending, is vital to our company’s future.

Though Citigroup is a leader in subprime lending, it has not been the leader in responding to predatory lending abuses that plague the subprime industry. In September 2002, Citigroup settled a Federal Trade Commission complaint for a record $215 million. This settlement pertained only to the activities of Associates First Capital, which Citigroup acquired in 2000. Citigroup continues to face lawsuits alleging predatory lending within the company’s home-grown Citifinancial business.

The subprime lending industry continues to engage in controversial business practices. According to Freddie Mac and Fannie Mae, between 30% and 50% of all subprime customers either currently qualify for lower-cost prime rate loans or would qualify within two years. Citigroup acknowledges this problem and has instituted its Referral-Up program in response. Through Referral-Up, sub-prime borrowers who qualify for prime loans are referred to CitiMortgage offices. In our opinion, this program is not working since fewer than 2% of those sub-prime customers qualifying for a prime loan, using Citigroup’s own criteria, end up with a lower-cost CitiMortgage.

Industry-wide, 80% of sub-prime borrowers face prepayment penalties making it prohibitively expensive to refinance their loans to take advantage of falling interest rates. In contrast, only 2% of prime borrowers face prepayment penalties. Citigroup charges its sub-prime borrowers prepayment penalties of up to 5%, a level that fair housing activists such as the Coalition for Responsible Lending, ACORN and the Greenlining Institute label excessive and predatory.

We believe Citigroup should be a leader in eliminating predatory lending. Failing to adequately address predatory lending imperils Citigroup’s reputation and threatens shareholder value.

We believe Citigroup’s CEO should assume personal responsibility for eradicating predatory lending. We believe this is best done by linking a portion of executive pay to Citigroup’s progress in ending predatory lending. Citigroup insists that meeting corporate social responsibility standards is already one of the criteria used in determining executive compensation. However, the Board’s Compensation Committee report to shareholders provides no assessment of how well executives have met corporate social responsibility goals. Given that our CEO, Mr. Weill, has received more than $1 billion in compensation since 1990 and is among America’s most highly compensated CEOs, our company should similarly lead the nation in corporate responsibility.

RESOLVED:    Shareholders request the Board to conduct a special executive compensation review to study ways to link a portion of executive compensation to ending predatory lending practices. Among the factors to be considered in this review shall be: implementation of best practices to prevent predatory lending; constructive meetings with concerned community groups; evaluation of subprime loans by outside auditors for compliance with laws and Citigroup’s internal policies; and reductions in predatory lending complaints filed with federal and state government agencies. A summary of this review will be published in the Compensation Committee’s report to shareholders.

MANAGEMENT COMMENT

Citigroup opposes the types of predatory lending practices described in the proposal. Indeed, as noted in the proposal, Citigroup is a leader with respect to best business practices in the consumer finance industry. Citigroup already has processes in place that address the concerns raised by the proposal. In addition, evaluating executive performance in the context of the social issues raised by the proposal is currently part of the process for determining executive compensation.

Citigroup continues to make great strides in improving lending practices in the consumer finance industry. During 2002, CitiFinancial settled the lawsuit brought by the Federal Trade Commission regarding past lending practices of the Associates, substantially reduced the maximum points applied to real estate loans made at CitiFinancial branches from five to three percentage points and discontinued the sale of single-premium credit insurance on real estate-based loans. In addition, CitiFinancial has redesigned its credit insurance sales practices to better ensure that customers are fully informed that the purchase of credit insurance is entirely optional and has no bearing on the loan approval process.

With input from customers, community groups, shareholders, religious organizations, elected officials and regulators, Citigroup’s consumer finance subsidiary, CitiFinancial, has taken the lead in setting standards for the consumer finance industry. In particular, CitiFinancial has adopted initiatives in its sales practices, compliance procedures, broker standards, and foreclosure reviews, which are aimed at striking the right balance between providing access to credit for those who need it most while setting consumer protection standards that lead the industry.

The board recommends that you vote against this proposal.

Adoption of this stockholder proposal must be ratified by a majority of the votes cast at the annual meeting.

Proposal 5

SEIU Master Trust, 1313 L Street, N.W., Washington, D.C. 20002, beneficial owner of 268,291 shares, has submitted the following proposal for consideration at the annual meeting:

SHAREHOLDER PROPOSAL

Resolved: That the shareholders of Citigroup Inc. (“Citigroup” or the “Company”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites, and consulting fees to be paid to the executive.

SUPPORTING STATEMENT

On November 16, 2001, Citigroup entered into an employment agreement with Citigroup Chairman and Chief Executive Officer Sanford Weill. Under this employment agreement, Mr. Weill was promised the following severance compensation should Citigroup’s board choose not renew his contract or should Mr. Weill be dismissed without cause:

•	Pension benefits worth an estimated $673,724 annually;

•	Lifetime access to company aircraft, a car and driver, an office, a secretary and security arrangements;

•	Immediate vesting of all stock options;

•	A supplemental pension benefit equal to a $350,000 lifetime annuity; and

•	A 10 year consulting contract that pays a daily fee equal to his daily salary rate at the time of his departure for up to 45 days per year.

In 2002, Citigroup adopted a policy requiring shareholder approval of certain severance arrangements triggered by a change in control of the Company. While we applaud this measure, we urge Citigroup to expand that policy to cover all kinds of severance arrangements, including those triggered when a senior executive is terminated for poor performance. We realize that arrangements providing benefits in excess of 2.99 times a senior executive’s base salary plus bonus may be in the best interests of Citigroup under some circumstances. However, we believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the board from manipulation in the event a senior executive’s employment must be terminated.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in their proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

For these reasons we urge shareholders  to vote FOR this proposal

MANAGEMENT COMMENT

Citigroup has put into place a policy that addresses the issue of severance arrangements. The specific features of this proposal, if adopted, would undermine Citigroup’s ability to attract and retain highly qualified senior executives.

Recognizing shareholders’ desire that departing executives not receive excessive pay packages, and consistent with its practice of providing reasonable severance arrangements for its executives, Citigroup’s board, in 2002, adopted a resolution prohibiting payments to an executive of three times or more of that executive’s annual income in the event of a change of control of Citigroup without the approval of stockholders.

While Citigroup has appropriate policies in place to guard against excessive severance arrangements and an excellent track record as a provider of reasonable severance arrangements, Citigroup’s management must have the flexibility to tailor compensation packages, which may include severance provisions, to meet the needs of prospective executives. Because the proposal’s reach is so broad, it could potentially include payments under various benefit plans not understood to be covered and create uncertainty on the part of prospective employees and Citigroup as to how to negotiate appropriate severance arrangements. This could lead to protracted delays that would impede the recruitment of top personnel. Imposing stringent guidelines for compensation in order to ensure a favorable vote by stockholders after the terms of the contract have been agreed to also eliminates the flexibility that is needed to respond to the dynamics of negotiating during recruitment. In each case, Citigroup would be placed at a competitive disadvantage in attracting the best executives if this proposal were adopted. Given Citigroup’s demonstrated commitment to reasonable severance arrangements, the submission of future agreements to shareholder vote is unnecessary.

The board recommends that you vote against this proposal.

Adoption of this stockholder proposal must be ratified by a majority of the votes cast at the annual meeting.

Proposal 6

Rainforest Action Network, 221 Pine Street, Suite 500, San Francisco, California 94104, on behalf of Jasper Brinton, beneficial owner of 300 shares, has submitted the following proposal for consideration at the annual meeting:

Whereas: Evidence suggests global warming may be the most significant environmental problem facing the planet. The Intergovernmental Panel on Climate Change (IPCC) – a United Nations panel of 2,000 of the world’s top climate scientists – agree that human activities are rapidly changing the climate. 1998 was the hottest year in the last 1,200 years. During this year “extreme weather” events killed an estimated 32,000 people, displaced 300 million people, and caused $89 billion in damages. In one year global warming related weather patterns caused more financial loss than in the entire decades of the 1980’s.

It is believed that forests are central both to global warming problem and its solution. Forests act as carbon sinks, or giant reservoirs of carbon, storing 80 percent of above ground carbon and 40 percent of below ground carbon. Deforestation releases vast amounts of carbon into the atmosphere. Twenty percent of global carbon emissions come from deforestation. Slowing deforestation would dramatically reduce carbon emissions.

Citigroup is currently one of the world’s top funders of the fossil fuel and logging industries. According to Bloomberg analytics, Citigroup was the number one financer of both the coal industry and fossil fuel pipelines in the year 2000 as measured by loans and corporate bond underwriting. Citigroup is also a major financial backer of logging and pulp and paper operations.

Competitors such as ABN/AMRO have established policies to cease participation in deforestation and primary forest loss. They have indicated their desire to do the same with the mining, oil and gas industry. These policies mirror precedents set by industry leaders The Home Depot and over 400 other American corporations to cease involvement with old growth forest destruction.

Corporations are penetrating pristine territory and lands owned by traditional peoples to extract fossil fuel reserves at great expense to the environment and indigenous peoples. Citigroup risks damage to its franchise due to negative publicity associated with environmental destruction and social ills that result from associated projects. Citigroup’s investments in fossil fuels requires financial relationships in many politically unstable and biodiverse forest regions including Peru, Ecuador, Venezuela, Chad, and Indonesia. Many of the projects, such as Camisea in Peru and the Chad-Cameroon pipeline, are being resisted by local and indigenous groups who fear the loss of their lives and livelihoods as a result of the corporate activity. As is evidence by ongoing campaigns, consumers are increasingly holding corporations responsible for such investments.

Carbon audits are a useful tool used by many corporations and governments to gain a baseline understanding of their own liability with regard to global warming. Renewable energy technology is increasingly a market reality. Technological improvements and increased production have dramatically reduced the cost of renewable energy, and in many areas, electricity produced from renewable sources is already more cost efficient than generating power from conventional sources. Prioritizing funding for renewable energy is a wise investment socially, environmentally, and economically.

Shareholder support for this resolution was demonstrated by a 5.8% vote in favor in 2002.

BE IT RESOLVED: the shareholders request the Board move to implement policies that reflect the economic and environmental commitment to confronting climate change. Such a commitment would include (1) a publicly available audit of carbon exposure and (2) a feasibility study including timeline of the replacement of projects in endangered ecosystems and those that negatively impact resident indigenous people with projects that advance renewable energy and community based sustainable development and (3) an itemization of all such projects omitting proprietary information.

MANAGEMENT COMMENT

This proposal, if adopted, would be unduly burdensome to Citigroup and would add little benefit to its existing practices regarding the environmental and social implications of our business.

The proposal calls for a publicly available audit of carbon exposure. However, it is not clear what the scope of such an audit would be or how it would be conducted. Citigroup takes environmental issues seriously. This year, Citigroup conducted a survey on the amount of electric, gas, fuel, chilled water, ozone depleting substances, waste material and paper used in more than 10,000 Citigroup owned or leased facilities globally. The results will be published in Citigroup’s Annual Corporate Citizenship report.

The proposal also requests that Citigroup issue a report containing a timeline to replace certain projects that the proponent perceives to be socially and environmentally detrimental. This is not practical as these projects are not under the control of Citigroup, but are managed by clients for whom Citigroup provides underwriting, lending or advisory services. It is not within Citigroup’s power to terminate or replace these projects nor does Citigroup have the expertise or capacity to suggest alternative projects. Citigroup is eager to provide services to projects with strong environmental benefits. In 2002, Citigroup’s Public Finance Group underwrote approximately $12.7 Billion to finance such projects, including composting facilities, groundwater recharge facilities, and clean water projects.

Under the leadership of senior managers on the Environmental and Social Policy Review Committee, Citigroup has put into place a comprehensive strategy for addressing environmental and social issues, which includes evaluating and recommending policies, overseeing training programs, and reviewing processes. For example, in 2002, the Corporate and Investment

Bank adopted a policy that requires our businesses to work closely with clients to review the environmental and social aspects of the projects and investments for which we provide advice and credit in order to ensure that those transactions comply with appropriate industry standards and the guidelines of the World Bank, export credit agencies and other independent agencies pertaining to these important issues.

Citigroup does not perceive any added benefit the reports called for in this proposal would provide over its existing policies and initiatives regarding environmental and social issues relating to the conduct of our business.

The board recommends that you vote against this proposal.

Adoption of this stockholder proposal must be ratified by a majority of the votes cast at the annual meeting.

Proposal 7

Rainforest Action Network, 221 Pine Street, Suite 500, San Francisco, California 94104, on behalf of Sara Whitman, beneficial owner of 400 shares, has submitted the following proposal for consideration at the annual meeting:

Whereas:

We believe Citigroup is the industry leader for the financial services sector of the global economy.

Citigroup has publicly committed to address the global environmental crisis and is a steering committee member for the United Nations Environment Program’s Finance Initiative (UNFI).

Citigroup has co-authored UNEP FI documents calling on all financial institutions to “lead by example in corporate environmental management with long-term oriented carbon strategy.” And to “incorporate climate change considerations in to mainstream business practices: by developing carbon risk management and benchmarking  tools. . . .”

Membership in UNEP FI requires our company “to pursue the best practice in environmental management. . .. .”

Global climate change has reached such dangerous levels that petroleum companies have committed to transition “Beyond Petroleum” in response to the economic and ecological damage being inflicted by climate change due to greenhouse gas emissions.

Competitors such as ABN/AMRO have established policies to cease participation in deforestation and primary forest loss. They have indicated their desire to do the same with the mining, oil and gas industry. These policies mirror precedents set by industry leaders The Home Depot and over 400 other American corporations to cease involvement with old growth forest destruction.

Corporations such as the Overseas Private Investment Corporation (OPIC) have completed greenhouse gas analyses of their contribution to climate change and provided a model for Citigroup to follow.

In 1998, the hottest year of the millennium, “extreme weather” events killed an estimated 32,000 people, displaced 300 million people, and caused $89 billion in damages. In addition, an estimated 32,000 people were killed, 300 million displaced. In a single year global warming related weather patterns caused more financial loss than the entire decade of the 1980’s. Leading insurance companies such as Munich Re and Swiss Re have publicly recognized the economic implications of climate change and sought to address them. We believe, it is the absolute responsibility of management and the Board of Directors to design a strategy that addresses these documented liabilities to shareholder value.

According to Bloomberg News Service analytics, Citigroup continues to be one of the world’s top funders of the fossil fuel and logging industries and has not conducted a greenhouse gas audit of its role in the global crisis.

We believe Citigroup risks damage to its brand and franchise due to negative publicity associated with environmental destruction and social ills that result from projects in the planet’s remaining biodiversity hotspots. Local and indigenous groups are resisting many of the projects, such as Camisea in Peru and the Chad-Cameroon pipeline. Citigroup continues to back projects such as Camisea that are environmentally controversial even within the oil & gas sector and from which companies such as Royal Dutch Shell have withdrawn.

Consumers are increasingly holding corporations responsible for their partnerships and investments. We believe management and Boards of Directors will not be absolved if clear and present financial liabilities from climate change and other environmental damage are ignored. We believe the company’s current position of lagging behind the industry on environmental issues is of serious risk to shareholder value.

Be It Resolved: the shareholders request the Board move to produce a strategy that positions Citigroup as an environmental leader by meeting or beating the industry’s best practices regarding environmental protection including old growth forest protection and climate change.

MANAGEMENT COMMENT

Citigroup continues to address environmental and social issues that arise in our business. Under the leadership of senior managers on the Environmental and Social Policy Review Committee, Citigroup has put into place a comprehensive strategy for handling environmental and social issues, which includes evaluating and recommending policies, overseeing training programs, and reviewing processes in each of our businesses. These internal efforts are complemented by external relationships with leading environmental groups forged by Citigroup as a founding signatory of the United Nations Environment Program (UNEP) Statement by Financial Institutions on the Environment and Sustainable Development.

Citigroup believes it has implemented best practices regarding environmental issues. In 2002, Citigroup undertook the following initiatives: (a) expanded training to professionals on environmental and sustainable development issues; (b) conducted its first survey of energy, waste, water, paper and other substances in over 10,000 buildings owned or leased by Citigroup to determine a baseline for evaluating Citigroup’s impact on certain issues, including climate change; (c) created an environmental policy statement covering financings by Citigroup’s Global Corporate and Investment Bank; (d) joined the EPA’s Energy Star program in the U.S. and the EU’s GreenLight program in Europe; (e) initiated and supported the expansion of the World Resources Institute’s environmental entrepreneurship program to Asia and Latin America; and (f) coordinated with the Alliance for Environmental Innovation to reduce use of copy paper and increase the use of recycled paper.

Citigroup’s efforts were recognized in 2002 by its inclusion in the FTSE4GoodIndex and the Dow Jones Sustainability World Index. The FTSE4Good Index includes companies that have met specific environmental sustainability criteria, good corporate citizenship and shareholder relations; and the Dow Jones Sustainability World Index includes companies that set standards for best practices and demonstrate superior environmental, social and economic performance.

In light of the fact that Citigroup is already an environmental leader in the financial services industry and that we continue to evaluate and assess future policies and strategies to maintain our position on these issues, adoption of this proposal is unnecessary.

The board recommends that you vote against this proposal.

Adoption of this stockholder proposal must be ratified by a majority of the votes cast at the annual meeting.

Proposal 8

Thomas Gavitt, EPS X 13910, P.O. Box 02-5261, Miami, Florida 33102, beneficial holder of 300 shares, has submitted the following proposal for consideration at the annual meeting:

Recently, a deluge of negative information has been revealed, pertaining to the conduct of Managers at Citigroup.

1.	On July 23, 2002, the New York Times reported that Citigroup “molded” deals to help Enron skirt rules. Citigroup intentionally manipulated the written record of their dealings with Enron. This manipulation by Citigroup permitted Enron to avoid requirements of accounting rules, thus keeping $125 million in debt off its books. Citigroup deliberately left the full terms of the deal out of the paperwork, thereby permitting Enron to conceal the truth. On July 23, 2002 the New York Times placed in print, Citigroup and Chase concealed details of loans made to Enron.

2.	On September 20, 2002, Citigroup was once again clobbered with a $240 million dollar penalty by the FTC. The FTC said this was the largest consumer protection settlement in the Agency’s history. Mr. Weill exercised one of his many “executive” stock options and “acquired” 700 thousand shares of Citigroup Stock at the bargain price of $23.50 per share. Total cost was $16,450,000. On the very same day Mr. Weill sold 494,095 shares for $46.25 for each share, and received $22,851,893. Mr. Weill enjoyed a net profit of $11,240,661. Americans bought the shares at $46.25 via the stock market.

Because of the dishonesty, fraud and collusion outlined above, I desire to submit the following proposal to be presented to all share owners for a vote prior to, and at the next share owner(s) meeting.

MY PROPOSAL

DUE TO THE DETERIORATION OF ETHICS BY SENIOR OFFICERS AT CITIGROUP INCORPORATED AND THE RESULTING LABEL NOW PLACED ON CITIGROUP, THAT “CITIGROUP IS A CORPORATION OF UNSAVORY AND ILLICIT ACTIVITY”. THEREFORE ALL MONETARY GAINS BY SENIOR MANAGERS DURING THE SPECIFIED PERIOD OF TIME BE RETURNED, WITH TREBLE DAMAGES APPLIED AND ENFORCED. ALL EXECUTIVE OPTIONS AND BONUSES PAID AND OR EXERCISED DURING THE YEARS 1998, 1999, 2000, 2001 AND 2002 BE DECLARED NOT VALID. DUE TO THE SEVERE NEGATIVE REPUTATION PLACED ON CITIGROUP CAUSED BY ACTS OF FRAUD AND COLLUSION BY SENIOR MANAGERS THAT ALL MONIES GAINED BY SENIOR MANAGERS BE FORFEITED, AND TREBLE DAMAGES APPLIED. ALL RESULTING FUNDS SHALL BE RETURNED TO CITIGROUP INCORPORATED. IT IS SUGGESTED THAT CITIGROUP CONSIDER TERMINATING ALL CITIGROUP SENIOR STOCK OPTION PROGRAMS AND BONUS PROGRAMS IN THE FUTURE.

MANAGEMENT COMMENT

Citigroup aspires to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern Citigroup’s businesses. The allegations contained in the proposal are patently untrue, and, as such, the actions called for by this proposal are unwarranted, in addition to being potentially unlawful and damaging to Citigroup.

The proposal would require Citigroup and its shareholders to take actions that they do not have power to do under Delaware law: for example award “damages” against Citigroup’s senior executives, require the return of compensation and bonuses and rescind option grants.

In addition, the proposal’s call for termination of all future “stock option programs and bonus programs” that include senior managers would impact over 100,000 of Citigroup’s employees around the world. Termination of these programs would substantially impact Citigroup’s ability to retain a large number of critical employees and would make it impossible to attract qualified personnel.

The board recommends that you vote against this proposal.

Adoption of this stockholder proposal must be ratified by a majority of the votes cast at the annual meeting.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citigroup at the address on the cover of this proxy statement. The proposal must be received no later than November 12, 2003.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Citigroup in writing of the information required by the provisions of Citigroup’s by-laws dealing with stockholder proposals. The notice must be delivered to Citigroup’s Corporate Secretary between December 17, 2003 and January 16, 2004. You can obtain a copy of Citigroup’s by-laws by writing the Corporate Secretary at the address shown on the cover of this proxy statement.

Cost of Annual Meeting and Proxy Solicitation

Citigroup pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citigroup may solicit proxies by personal interview, telephone and similar means. No director, officer or employee of Citigroup will be specially compensated for these activities. Citigroup also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay the brokers, banks and other nominees certain expenses they incur for such activities. Citigroup has retained Morrow & Co. Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $25,000 plus reimbursement of certain out-of-pocket expenses.

Householding

The SEC recently approved a new rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Citigroup’s officers and directors, and persons who own more than ten percent of a registered class of Citigroup’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish Citigroup with copies of the forms. Based on its review of the forms it received, or written representations from reporting persons, Citigroup believes that, during 2002, each of its officers and directors complied with all such filing requirements other than Winfried F.W. Bischoff who filed an amended Form 4 in July of 2002 to report the purchase of 35,000 Citigroup shares in February of 2002. Citigroup does not have any greater than ten percent stockholders.

ANNEX A

CITIGROUP INC.

CORPORATE GOVERNANCE GUIDELINES

Mission

Citigroup aspires to the highest standards of ethical conduct; doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders, and to balance the interests of its diverse constituencies around the world, including its customers, employees, suppliers and local communities. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be in the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, which should be in the range of 13 to 19, with the flexibility to increase the number of members in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. The Board may also appoint honorary directors. Honorary directors are invited to the Board meetings, but do not vote on issues presented to the Board. Candidates for nomination to the Board shall be selected by the Nomination and Governance Committee, and recommended to the Board of Directors for approval, in accordance with the guidelines recommended by such Committee, taking into consideration the overall composition and diversity of the Board and areas of expertise that new Board members might be able to offer. Directors are elected by the stockholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting.

Independence and Qualification of Directors

At least two thirds of the members of the Board should meet the criteria for independence as established by the Board in accordance with the New York Stock Exchange (“NYSE”) listing standards and any other applicable laws, rules and regulations regarding independence in effect from time to time.

The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Nomination and Governance Committee, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director.

Executive officers of the Company may not serve as directors of a company that concurrently employs a Director of Citigroup.

Stock Ownership Commitment

The Board and members of senior management have entered into the Citigroup Stock Ownership Commitment, which provides that for so long as they remain members of the Board or senior management, they shall hold at least 75% of the shares of Citigroup Common Stock they own on the date they become subject to the commitment and 75% of the net shares delivered to them pursuant to awards granted under Citigroup’s equity programs, once certain minimum guidelines have been met, subject to the provisions contained in the commitment.

For purposes of these guidelines, the term “members of senior management” shall mean members of the Management Committee, members of the Business Planning Groups and senior members of corporate staff as disclosed in the Company’s annual report.

Retirement from the Board

Directors may serve on the Board until the Annual Meeting of the Company next following their 72nd birthday, and may not be re-elected after reaching age 72, unless this requirement has been waived by the Board, or the Nomination and Governance Committee, for a valid reason.

Evaluation of Board Performance/Term Limits

The Nomination and Governance Committee shall conduct an annual review of Board performance, in accordance with guidelines recommended by the Committee and approved by the Board. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each Director’s skills, areas of expertise, qualification as independent under the NYSE listing standards and any other applicable laws, rules and regulations, consideration of any changes in a Director’s responsibilities that may have occurred since the Director was first elected to the Board, and such other factors as may be determined by the Committee to be appropriate for review. The results of the Committee’s review of Board performance shall be summarized and presented to the Board. The Company has not adopted term limits for Directors.

Board Meetings

Directors are expected to attend Board meetings and meetings of committees and subcommittees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the Directors prior to the meeting, in order to provide ample time for review beforehand. The Chairman shall establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and shall also establish the agenda for each Board meeting. Each Board member is free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting. The non-management Directors shall meet in executive session at each meeting both with the CEO and without the CEO present. The Chair of the Nomination and Governance Committee shall preside at the executive sessions.

Annual Strategic Review

The Board shall review the Company’s long-term strategic plans and the principal issues that it expects the Company may face in the future during at least one Board meeting each year.

Communications

The Board believes that senior management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, subject to prior consultation with senior management.

Board Committees

The standing committees of the Board are the Executive Committee, the Audit Committee, the Personnel and Compensation Committee, the Nomination and Governance Committee and the Public Affairs Committee. All members of these committees, other than the Executive Committee, shall meet the independence criteria, as determined by the Board, set forth in the NYSE listing standards, and any other applicable laws, rules or regulations regarding independence. Committee members shall be appointed by the Board upon recommendation of the Nomination and

Governance Committee, after consultation with the individual Directors. Committee membership shall be rotated periodically and the Committee Chairs shall be rotated periodically, at the recommendation of the Nomination and Governance Committee.

Each committee shall have its own written charter which shall comply with the applicable NYSE listing standards, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board.

The Chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year each committee shall establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The agenda for each committee meeting shall be furnished to all Directors in advance of the meeting, and each independent director may attend any meeting of any committee, whether or not he or she is a member of that committee.

The Board and each committee shall have the power to hire and fire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Director Access to Senior Management

Directors shall have full and free access to senior management and other employees of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the CEO or the Secretary or directly by the Director. The Board welcomes regular attendance at each Board meeting by senior management of the Company. If the CEO wishes to have additional Company personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Nomination and Governance Committee. The Nomination and Governance Committee shall conduct an annual review of director compensation. Directors who are employees of the Company or any of its subsidiaries or affiliates shall not receive any compensation for their services as Directors. Directors who are not employees of the Company or any of its subsidiaries or affiliates shall not enter into any consulting arrangements with the Company.

Director Orientation and Continuing Education

The Company shall provide an orientation program for new Directors and a continuing education program for all members of the Board. These programs shall include presentations by senior management on the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and executive officers and its internal and independent auditors. The orientation program may also include visits to certain of the Company’s significant facilities, to the extent practical. All Directors are invited to participate in the orientation and continuing education programs.

CEO Performance

The Personnel and Compensation Committee shall conduct an annual review of the CEO’s performance, as set forth in its charter. The Board of Directors shall review the Personnel and Compensation Committee’s report in order to ensure that the CEO is providing the best leadership for the Company in the long and short term.

Succession Planning

The Personnel and Compensation Committee, or a subcommittee thereof, shall make an annual report to the Board on succession planning. The entire Board shall work with the Personnel and Compensation Committee, or a subcommittee thereof, to nominate and evaluate potential successors to the CEO. The CEO shall meet periodically with the Personnel and Compensation Committee in order to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Code of Conduct and Code of Ethics for Financial Professionals

The Company has adopted a Code of Conduct, and other internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Company’s business operations. The Code of Conduct applies to all employees of Citigroup and its subsidiaries, as well as to directors, temporary workers and other independent contractors and consultants when engaged by or otherwise representing the Company and its interests. In addition, Citigroup has adopted a Code of Ethics for Financial Professionals which applies to the principal executive officer of Citigroup and its reporting subsidiaries and all professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. The Nomination and Governance Committee shall monitor compliance with the Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines.

Insider Transactions

The Company prohibits purchases of company stock from employees (except in connection with the routine administration of employee stock option and other equity compensation programs.) Directors and executive officers may not trade shares of Company common stock they receive under any of the Company’s equity programs during an administrative “blackout” period affecting the Company’s 401(k) plan or pension plan pursuant to which a majority of the Company’s employees are restricted from trading shares of Company common stock or transferring funds into or out of the Company common stock fund, subject to any legal or regulatory restrictions and the terms of the Company’s Personal Trading Policy.

Stock Options

The Company prohibits the repricing of stock options. All equity compensation plans shall be submitted to stockholders for approval.

Transactions with Directors

To the extent transactions, including brokerage services, banking services, insurance services and other financial services between the Company and any Director or family member of a Director are not otherwise specifically prohibited under these Corporate Governance Guidelines or other policies of the Company, such transactions should be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliates.

Loans to Directors

The Company shall not make any personal loans to Directors or immediate family members of Directors. The only exceptions shall be for credit cards, charge cards and overdraft checking privileges made in the ordinary course of business of the Company or one of its subsidiaries, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public.

Loans to Executive Officers

The Company shall not make any personal loans to executive officers or members of the Management Committee, or their immediate family members, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker dealer subsidiary of the Company made in the ordinary course of business of the Company or one of its subsidiaries, of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public.

Investments

Neither the Company nor any member of senior management shall make any investment in a partnership or other privately-held entity in which a Director is a principal or in a publicly-traded company in which a Director directly owns or controls more than a 10% interest.

No Director may invest in a third party entity when the investment opportunity is made available to him or her because of such individual’s status as a Director. A Director or family member of a Director may participate in investment opportunities offered or sponsored by the Company provided they are offered on substantially similar terms as those for comparable transactions with similarly situated non-affiliated persons.

No Director or family member of a Director shall receive an IPO allocation.

Members of senior management may not invest in partnerships or other investment opportunities sponsored, or otherwise made available, by the Company, unless their participation is approved in advance by the appropriate committee. Such approval shall not be required if the investment opportunity is offered to other qualified employees and investment by senior management is approved by the appropriate committee; or is made available to a member of senior management actively involved in a business unit, the principal activity of which is to make such investments on behalf of the Company and is offered pursuant to a co-investment plan approved by the Personnel and Compensation Committee; or is offered to senior management on the same terms as those offered to qualified persons who are not employees of the Company. Comparable principles shall apply to Directors and their family members who may be given the opportunity to invest in an employee program.

No member of senior management may invest in a third party entity, except for investments permitted by the foregoing paragraph, when the investment opportunity is made available to him or her as a result of such individual’s status as a member of senior management of the Company.

Indemnification

The Company provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws.

ANNEX B

CITIGROUP INC.

AUDIT COMMITTEE CHARTER

Mission

The Audit Committee of Citigroup Inc. (“Citigroup”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s financial statements and financial reporting process and Citigroup’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function—Audit and Risk Review (ARR); (iii) the annual independent audit of Citigroup’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by Citigroup with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out herein. The report of the Committee required by the rules of the Securities and Exchange Commission shall be included in Citigroup’s annual proxy statement.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Citigroup’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Membership

The Audit Committee shall be comprised of at least three members of the Board, and the members shall meet the independence, experience, and expertise requirements of the New York Stock Exchange and other applicable laws and regulations (including the Sarbanes-Oxley Act of 2002).

At least one member of the Audit Committee will be a financial expert as defined by the Securities and Exchange Commission.

The members of the Audit Committee and the Audit Committee Chair shall be appointed by the Board on the recommendation of the Nomination and Governance Committee. Committee membership shall be rotated periodically, and the Committee Chair shall be rotated periodically, at the recommendation of the Nomination and Governance Committee.

Authority

The Audit Committee shall have the sole authority to select, evaluate, appoint, and replace the independent auditors (subject to stockholder ratification) and shall approve in advance all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee shall consult with management, but shall not delegate these responsibilities.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting, or other consultants to advise the Committee. Citigroup shall provide funding, as determined by the Audit Committee, for payment of compensation to the independent auditors and to any advisors employed by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees, comprised of one or more members of the Committee, as necessary or appropriate. Each subcommittee shall have the full power and authority of the Audit Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

Meetings and Access

•	Meet as often as it determines, but not less frequently than quarterly.

•	Meet separately, periodically, with management, ARR, and independent auditors.

•	Regularly report to the Board on the Committee’s activities.

•	Annually review and evaluate its own performance.

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Financial Statement and Disclosure Matters

•	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in Citigroup’s Form 10-K.

•	Review and discuss with management and the independent auditors Citigroup’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

•	Discuss generally Citigroup’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies to the extent required by applicable law or listing standards. The Committee need not discuss in advance each earnings release or each instance in which Citigroup may provide earnings guidance.

•	Receive a disclosure from the Chief Executive Officer and Chief Financial Officer during their certification process for the 10-K and 10-Q’s about (1) any significant deficiencies in design or operation of internal controls or material weaknesses therein and (2) any fraud, whether or not material, involving management or other employees who have a significant role in Citigroup’s internal controls.

•	Review and discuss periodically reports from the independent auditors on, among other things, certain:

➢	Critical accounting policies and practices to be used;

➢	Alternative treatments of financial information within generally accepted accounting principles;

➢	Other material written communications between the independent auditors and management, such as any management letter and Citigroup’s response to such letter or schedule of unadjusted differences; and

➢	Difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and communications between the audit team and the audit firm’s national office with respect to difficult auditing or accounting issues presented by the engagement.

•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	Review and discuss with management and the independent auditors, at least annually:

➢	Developments and issues with respect to reserves.

➢	Regulatory and accounting initiatives, as well as off-balance sheet structures, and their effect on Citigroup’s financial statements.

➢	Accounting policies used in the preparation of Citigroup’s financial statements (specifically those policies for which management is required to exercise discretion or judgment regarding the implementation thereof).

•	Review with management its evaluation of Citigroup’s internal control structure and procedures for financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies in, or material non-compliance with such controls and procedures.

•	Discuss with management Citigroup’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including Citigroup’s risk assessment and risk management policies.

•	Establish procedures for the receipt, retention, and treatment of complaints received by Citigroup regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of Citigroup of concerns regarding questionable accounting or auditing matters.

Oversight of Citigroup’s Relationship with the Independent Auditors

•	Receive and discuss a report from the independent auditors at least annually regarding:

➢	The independent auditors’ internal quality-control procedures;

➢	Any material issues raised by the most recent quality-control review, or peer review (if applicable), of the independent auditors, or by any inquiry or investigation by governmental professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors;

➢	Any steps taken to deal with any such issues; and

➢	All relationships between the independent auditors and Citigroup, in order to assess the independent auditors’ independence.

•	Approve guidelines for the retention of the independent auditors for any non-audit services and determine procedures for the approval of audit and non-audit services in advance. In accordance with such procedures, the Committee shall approve in advance any audit or non-audit services provided to Citigroup by the independent auditors, all as required by applicable law or listing standards. Preapproval authority may be delegated to one or more members of the Committee.

•	Review and discuss the scope and plan of the independent audit.

•	Evaluate the qualifications, performance and independence of the independent auditors, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and ARR. This shall include a review and discussion of the annual communication as to independence delivered by the independent auditors (Independence Standards Board Standard No. 1—“Independence Discussions with Audit Committees.”) The Audit Committee shall present its conclusions to the Board, and if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditors.

•	Recommend to the Board policies for Citigroup’s hiring of employees or former employees of the independent auditors which guidelines shall meet the requirements of applicable law and listing standards.

Oversight of Audit and Risk Review (ARR)

•	Review and discuss the appointment and replacement of the Chief Auditor.

•	Review and discuss the ARR findings that have been reported to management, management’s responses, and the progress of the related corrective action plans.

•	Review and evaluate the adequacy of the work performed by the Chief Auditor and ARR, and ensure that ARR is independent and has adequate resources to fulfill its duties, including implementation of the annual audit plan.

Compliance Oversight Responsibilities

•	Review periodically with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies, any material legal affairs of Citigroup and Citigroup’s compliance with applicable law and listing standards.

•	Review and discuss the report of the Chief Auditor regarding the expenses of, the perquisites paid to, and the conflicts of interest, if any, of members of Citigroup’s senior management.

•	Receive and discuss reports from management on an annual and/or as needed basis relating to: compliance at Citigroup (including anti-money laundering and fiduciary compliance); compliance with FDICIA internal control and compliance reporting requirements; compliance with OCC Bulletin 97-23 (business resumption and contingency planning); tax developments and issues; fraud and operating losses; technology and information security; and Citigroup and subsidiaries’ insurance.

ANNEX C

CITIGROUP INC.

NOMINATION AND GOVERNANCE COMMITTEE CHARTER

Mission

The Nomination and Governance Committee (the “Committee”) is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders. It leads the Board in its annual review of the Board’s performance and recommends to the Board director candidates for each committee for appointment by the Board.

The Committee takes a leadership role in shaping corporate governance policies and practices including recommending to the Board the Corporate Governance Guidelines applicable to the Company and monitoring Company compliance with said policies and Guidelines.

Membership

The members of the Committee shall meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board. Members of the Committee and the Committee Chair shall be appointed by the Board on the recommendation of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review and assess the adequacy of the Company’s policies and practices on corporate governance including the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

•	Review and assess the adequacy of the Company’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines and monitor that the principles described therein are being incorporated into the Company’s culture and business practices.

•	Review the Company’s business practices, particularly as they relate to preserving the good reputation of the Company. The Company’s internal Business Practices Committee shall provide regular reports to the Committee. The Chair of the Business Practices Committee shall be invited to attend meetings of the Committee, at the request of the Chair of the Committee.

•	Review the appropriateness of the size of the Board relative to its various responsibilities. Review the overall composition of the Board, taking into consideration such factors as business experience and specific areas of expertise of each Board member, and make recommendations to the Board as necessary.

•	Develop and recommend to the Board appropriate criteria for determining director independence.

•	Recommend to the Board the number, identity and responsibilities of Board committees and the Chair and members of each committee. This shall include advising the Board on committee appointments and removal from committees or from the Board, rotation of committee members and Chairs and committee structure and operations.

C-1

•	Review the adequacy of the charters adopted by each committee of the Board, and recommend changes as necessary.

•	Consider criteria for identifying and selecting individuals who may be nominated for election to the Board, which shall reflect at a minimum all applicable laws, rules, regulations and listing standards, including a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the Board.

•	Recommend to the Board the slate of nominees for election to the Board at the Company’s annual meeting of stockholders.

•	As the need arises to fill vacancies, actively seek individuals qualified to become Board members for recommendation to the Board.

•	Consider unsolicited nominations for Board membership in accordance with guidelines developed by the Committee.

•	Periodically review and recommend to the Board the compensation structure for non-employee directors for Board and committee service.

•	Periodically assess the effectiveness of the Board of Directors in meeting its responsibilities, representing the long-term interests of stockholders.

•	Report annually to the Board with an assessment of the Board’s performance and the performance of the Board committees, to be discussed with the full Board following the end of each fiscal year.

•	Review adherence by directors to corporate guidelines regarding transactions with the Company.

•	Monitor the orientation and continuing education programs for directors.

•	Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal, accounting, search firms or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

C-2

ANNEX D

CITIGROUP INC.

PERSONNEL AND COMPENSATION COMMITTEE CHARTER

Mission

The Personnel and Compensation Committee (the “Committee”) is responsible for determining the compensation for the Office of the Chairman and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the Committee from time to time. The Committee will produce an annual report on executive compensation for inclusion in the Company’s proxy statement. Further, the Committee approves broad-based and special compensation plans across the Company.

Additionally, the Committee will regularly review the Company’s management resources, succession planning and development activities, as well as the performance of senior management. The Committee is charged with monitoring the Company’s performance toward meeting its goals on employee diversity.

Membership

The Committee shall consist of at least three members of the Board of Directors each of whom shall (a) meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board; (b) qualify as “non-employee directors” as defined under Section 16 of the Securities Exchange Act; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. Members of the Committee and the Committee Chair shall be appointed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of these goals and objectives, and provide a report thereon to the Board.

•	Annually review and determine base salary, incentive compensation and long-term compensation for the CEO, and report the Committee’s determination to the Board. In determining long-term incentive compensation of the CEO, the Committee will consider the Company’s performance, relative stockholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years.

•	Annually review and approve base salary, incentive compensation and long-term incentive compensation for senior management.

•	In consultation with and based upon the advice of outside counsel, monitor the disclosure regarding compensation matters in the Company’s proxy statement.

•	Review executive officer compensation for compliance with Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and any other applicable laws, rules and regulations.

D-1

•	In consultation with the CEO, review the talent development process within the Company to ensure it is effectively managed. Senior management will provide a report to the Committee regarding its talent and performance review process for key Management Committee members and other high potential individuals. The purpose of the performance and talent review is to ensure that there is a sufficient pool of qualified internal candidates to fill senior and leadership positions and to identify opportunities, performance gaps and next steps as part of the Company’s executive succession planning and development process, all of which shall be reviewed with the Committee.

•	In consultation with the Board and the CEO, either the Committee as a whole or a subcommittee thereof, shall, as part of its executive succession planning process, evaluate and nominate potential successors to the CEO. The Committee will also provide an annual report to the Board on CEO succession.

•	Annually review employee compensation strategies, benefits and equity programs.

•	Annually report to the Board on share usage, dilution and proxy disclosures.

•	Review and approve employment agreements, severance arrangements and change in control agreements and provisions when, and if appropriate, as well as any special supplemental benefits.

•	Annually review the Company’s progress in meeting diversity goals with respect to the employee population.

•	Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal, accounting, search firms, compensation specialists or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

D-2

ANNEX E

CITIGROUP INC.

PUBLIC AFFAIRS COMMITTEE CHARTER

Mission

The Public Affairs Committee (the “Committee”) is responsible for (i) reviewing the Company’s policies and programs that relate to public issues of significance to the Company and the public at large and (ii) reviewing the Company’s relationships with external constituencies and issues that impact the Company’s reputation.

Membership

The Committee shall consist of at least three members of the Board of Directors, each of whom shall meet the independence requirements of the New York Stock Exchange listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board. Members of the Committee and the Committee Chair shall be appointed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review the state of the Company’s relationships with external constituencies, how those constituencies view the Company and the issues raised by them.

•	Review the impact of business operations and business practices on the communities where the Company does business.

•	Review political contributions made by the Company and charitable contributions made by the Citigroup Foundation.

•	Review Community Reinvestment Act performance and compliance with fair lending practices.

•	Review shareholder proposals, management responses and other shareholder activism issues.

•	Review the Company’s policies and practices regarding employee and supplier diversity.

•	Review the Company’s policies regarding privacy.

•	Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal, accounting, search firms or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

E-1

ADMISSION TICKET

2003 Annual Meeting of Stockholders

April 15, 2003 at 9:00 a.m. at

Carnegie Hall, 154 West 57th Street, New York, New York

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR PROXY CARD.

THANK YOU FOR YOUR PROXY SUBMISSION.

CITIGROUP INC.

Proxy Solicited on Behalf of the Board of Directors

of Citigroup Inc. for the Annual Meeting, April 15, 2003

The undersigned hereby constitutes and appoints Sanford I. Weill, Robert E. Rubin, and Michael S. Helfer, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. (“Citigroup”) to be held at Carnegie Hall, 154 West 57th Street, New York, New York, on Tuesday, April 15, 2003 at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before said Annual Meeting, including but not limited to the matters set forth on the reverse side.

If shares of Citigroup Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Citigroup Inc. Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth above and on the reverse side.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-2 and AGAINST Proposals 3-8 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THREE WAYS TO VOTE
C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735	VOTE BY PHONE: 1-800-690-6903
1. Read the accompanying Proxy Statement and this proxy card.
2. Call toll free 1-800-690-6903.
3. Enter your 12 digit Control Number, shown below.
4. Follow the simple recorded instructions.

VOTE BY INTERNET: WWW.PROXYVOTE.COM
1. Read the accompanying Proxy Statement and this proxy card.
2. Go to website WWW.PROXYVOTE.COM.
3. Enter your 12 digit Control Number, shown below.
4. Follow the simple instructions.

VOTE BY MAIL
1. Mark, sign and date your proxy card.
YOUR VOTE IS IMPORTANT	2. Return it in the enclosed postage paid envelope.
Do not return this proxy card if you vote by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                         CITGRP

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CITIGROUP INC.

The Board of Directors recommends a vote FOR each of

Proposals 1-2.

VOTE ON DIRECTORS

1.    Proposal to elect fourteen directors to a one-year term.

Nominees:		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
01) C. Michael Armstrong	08) Dudley C. Mecum
02) Alain J.P. Belda	09) Richard D. Parsons	☐	☐	☐
03) George David	10) Andrall E. Pearson
04) Kenneth T. Derr	11) Robert E. Rubin
05) John M. Deutch	12) Franklin A. Thomas		The Board of Directors recommends a vote AGAINST each of proposals 3-8.
06) Roberto Hernandez Ramirez	13) Sanford I. Weill
07) Ann Dibble Jordan	14) Arthur Zankel

VOTE ON PROPOSALS	For	Against	Abstain			For	Against	Abstain

2. Proposal to ratify the selection of KPMG LLP as Citigroup’s independent auditors for 2003.	☐	☐	☐	3.	Stockholder proposal regarding number of candidates for each board position.	☐	☐	☐

				4.	Stockholder proposal regarding executive pay and predatory lending performance.	☐	☐	☐

				5.	Stockholder proposal regarding severance agreements.	☐	☐	☐

				6.	Stockholder proposal regarding climate change.	☐	☐	☐

				7.	Stockholder proposal regarding environmental leadership.	☐	☐	☐

Please indicate if you plan to attend the Annual Meeting. ☐				8.	Stockholder proposal regarding return of compensation and termination of future option and bonus programs.	☐	☐	☐

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date